                          AGREEMENT AND PLAN OF MERGER

                             DATED FEBRUARY 28, 2005

                                  BY AND AMONG

                        QUINTON CARDIOLOGY SYSTEMS, INC.

                              CSQ HOLDING COMPANY,

                         HEART ACQUISITION CORPORATION,

                         RHYTHM ACQUISITION CORPORATION

                                       AND

                              CARDIAC SCIENCE, INC.

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 28, 2005 by and among Quinton Cardiology Systems, Inc., a Delaware corporation ("Quinton"), CSQ Holding Company, a Delaware corporation ("Holding Company"), Rhythm Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Holding Company ("Quinton Merger Sub"), Heart Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Holding Company ("Cardiac Merger Sub"), and Cardiac Science, Inc., a Delaware corporation ("Cardiac").

                                    RECITALS

      WHEREAS, Quinton and Cardiac each own one Holding Company Common Share;

      WHEREAS, Quinton and Cardiac have organized Holding Company and Holding Company has organized Quinton Merger Sub and Cardiac Merger Sub for the purpose of effecting a business combination of Quinton and Cardiac pursuant to, and subject to the terms of, this Agreement;

      WHEREAS, the Boards of Directors of Cardiac and Quinton each have determined that a business combination between Cardiac and Quinton is advisable and in the best interests of their respective companies and stockholders and presents an opportunity for Cardiac and Quinton to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

      WHEREAS, this Agreement provides that the Holding Company will acquire all of the capital stock of each of Quinton and Cardiac through the merger of Quinton Merger Sub with and into Quinton, with Quinton being the surviving corporation and the merger of Cardiac Merger Sub with and into Cardiac, with Cardiac being the surviving corporation;

      WHEREAS, the parties hereto intend that the mergers provided for herein shall qualify for U.S. federal income tax purposes as reorganizations under
Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code") or as part of an exchange under Section 351 of the Code;

      WHEREAS, concurrent with the execution of this Agreement, and as a condition and inducement to the parties willingness to enter into this Agreement, Holding Company and Cardiac have entered into a Senior Note and Warrant Conversion Agreement with those purchasers whose names are listed on the signature pages thereto (the "Senior Note and Warrant Conversion Agreement"); and

      WHEREAS, by resolutions duly adopted, the respective Boards of Directors of Quinton, Cardiac, Quinton Merger Sub, Cardiac Merger Sub and Holding Company have approved and adopted this Agreement and the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

            Section 1.1 Definitions.

            (a) As used in this Agreement, the following terms have the following meanings:

            "Acquisition Proposal" means, with respect to any Person, any bona fide written offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase or acquisition of, twenty-five percent (25%) or more of (i) any class of equity securities of such Person or (ii) the consolidated assets of such Person, other than the transactions contemplated by this Agreement.

            "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

            "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "Control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

            "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in Los Angeles, California.

            "Cardiac Common Shares" means shares of common stock of Cardiac, $0.001 par value per share.

            "Cardiac Disclosure Letter" shall mean the written disclosure schedule delivered by Cardiac to Quinton prior to the execution of this Agreement, forming a part hereof and arranged in sections corresponding to the numbered and lettered Sections contained in Article V; provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is readily apparent that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section.

            "Cardiac Options" means options to purchase Cardiac Common Shares issued under the Cardiac Stock Plan or other options to purchase Cardiac Common Shares which are set forth in Section 5.4 of the Cardiac Disclosure Letter.

            "Cardiac SEC Documents" means all reports, filings, registration statements and other documents filed by Cardiac with the SEC since December 31, 2002.

            "Cardiac Stock Plan" means Cardiac's 1997 Stock Option/Stock Issuance Plan, as amended.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "Environmental Law" means any international, national, provincial, regional, federal, state, local, municipal and foreign statutes, laws (including, without limitation, common law), judicial decisions, decrees, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements or other requirements relating to human health and safety, to the environment, including, without limitation, natural resources, or to pollutants, contaminants, wastes, or chemicals, petroleum products, by-products or additives, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive material, hazardous substances or wastes, or any other substance (including any product) regulated as harmful or potentially harmful to human health or the environment.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "FDA" means the United States Food and Drug Administration.

            "GAAP" means U.S. generally accepted accounting principles, consistently applied.

            "Governmental Entity" means any federal, state, municipal or local governmental authority, any foreign or international governmental authority, or any court, administrative or regulatory agency or commission or other governmental agency.

            "Holding Company Common Shares" means shares of common stock of Holding Company, $0.001 par value per share.

            "Intellectual Property" any or all of the following and all rights in, arising out of, or associated therewith (in each case in any domestic or foreign jurisdiction): (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions, materials, methods, discoveries and ideas (whether patentable or not); (iii) trade secrets, proprietary information, know how, confidential information, technology and technical data, formulations, and all documentation relating to any of the foregoing and rights to limit the use of disclosure thereof by any person; (iv) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (v) writings and other works, whether copyrightable or not; (vi) all trade names, trademarks, service marks brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (vii) all databases and data collections and all rights therein; (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; and (ix) all web addresses, sites and domain names.

            "IRS" means the United States Internal Revenue Service.

            "Joint Proxy Statement/Prospectus" means the proxy statement used by Quinton and Cardiac to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of Holding Company relating to the issuance of the Holding Company Common Shares pursuant to the Mergers.

            "Knowledge" (and all correlative terms) as to any party means with respect to any specific matter, that (i) any executive officer or director, or
(ii) any other officer of such party having primary responsibility for such matter is actually aware of such matter.

            "Law" means all laws, statutes and ordinances and all regulations, rules, orders and other pronouncements of Governmental Entities having the effect of law of the United States, any foreign country or any foreign or domestic state, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality or any Governmental Entity thereof.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business.

            "Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect that (i) is materially adverse to the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of such Person and its Subsidiaries, taken as a whole, to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to such Person: changes, events, circumstances or effects caused by (A) changes in general economic or market conditions (except to the extent those changes have a materially disproportionate effect on such Person and its Subsidiaries relative to other similarly situated Persons in the industries in which they operate),
(B) compliance with the terms and conditions of this Agreement, (C) the public announcement of the transactions contemplated by this Agreement (D) any failure by such Person to meet revenue or earnings projections in and of itself or (E) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located. "Cardiac Material Adverse Effect" means a Material Adverse Effect in respect of Cardiac and its Subsidiaries, taken as a whole, and "Quinton Material Adverse Effect" means a Material Adverse Effect in respect of Quinton and its Subsidiaries, taken as a whole.

            "Nasdaq" means the National Market System of the Nasdaq Stock Market, Inc.

            "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

            "Quinton Common Shares" means shares of common stock of Quinton, $0.001 par value per share.

            "Quinton Disclosure Letter" shall mean the written disclosure schedule delivered by Quinton to Cardiac prior to the execution of this Agreement, forming a part hereof and arranged in sections corresponding to the numbered and lettered Sections contained in Article IV provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where it is readily apparent that such disclosure is applicable to such other sections notwithstanding the omission of any cross-reference to such other section.

            "Quinton ESPP" means Quinton's 2002 Employee Stock Purchase Plan, as amended.

            "Quinton Options" means options to purchase Quinton Common Shares issued under the Quinton Stock Plans or other options to purchase Quinton Common Shares which are set forth in Section 4.4 of the Quinton Disclosure Letter.

            "Quinton SEC Documents" means all reports, filings, registration statements and other documents filed by Quinton with the SEC since December 31, 2002.

            "Quinton Stock Plans" means Quinton's 2002 Stock Incentive Plan and Quinton's 1998 Equity Incentive Plan.

            "Registration Statement" means the Registration Statement on Form S-4 registering under the Securities Act the Holding Company Common Shares issuable in connection with the Mergers.

            "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Subsidiary" when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent (50%) of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

            "Superior Proposal" means an Acquisition Proposal (except that fifty percent shall be substituted for twenty-five percent with respect to the acquisition of securities or assets) which does not include a financing condition and which is on terms which such Person's Board of Directors determines in good faith (after consultation with its investment advisors and outside legal counsel) (i) would result in a transaction, if consummated, that is more favorable to such Person's stockholders, from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including conditions to consummation) than the transactions contemplated hereby and (ii) that the failure to approve such Acquisition Proposal would be inconsistent with its fiduciary duties.

            "Tax" or "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law) or any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Each of the following terms is defined in the Section set forth opposite such term:

           TERM                                                 SECTION
           ----                                                 -------
2004 Cardiac Financial Statements                               5.8(b)
2004 Quinton Financial Statements                               4.8(b)
Agreement                                                       Recitals
Burdensome Condition                                            8.1
Cardiac                                                         Recitals
Cardiac Certificate of Merger                                   2.3
Cardiac Contract                                                5.22
Cardiac Employee Plans                                          5.15(a)
Cardiac Exchange Ratio                                          3.1(c)(ii)
Cardiac Facilities                                              5.21(b)
Cardiac Financial Statements                                    5.8(a)
Cardiac Intellectual Property Rights                            5.19(a)
Cardiac IP Liens                                                5.19(a)
Cardiac Leases                                                  5.21(b)
Cardiac Merger                                                  2.1(c)
Cardiac Merger Consideration                                    3.1(c)(ii)
Cardiac Merger Sub                                              Recitals
Cardiac Recommendation                                          7.3
Cardiac Registered Intellectual Property                        5.19(a)
Cardiac Returns                                                 5.14
Cardiac Stockholder Approval                                    5.2
Cardiac Stockholders Meeting                                    7.3
Cardiac Surviving Corporation                                   2.1(c)
Certificate of Mergers                                          2.3
CIBC World Markets                                              5.20(a)
Closing                                                         2.2
Code                                                            Recitals
Effective Time                                                  2.3
ERISA                                                           4.15(a)
Exchange Agent                                                  3.3(a)
Exchanged Certificate                                           3.3(b)
Exchange Fund                                                   3.3(a)
Holding Company                                                 Recitals
Holding Company Certificate of Incorporation                    2.7
HSR Act                                                         4.3
Mergers                                                         2.1(c)
Merger Consideration                                            3.1(c)(ii)
Options                                                         3.4(b)
Quinton                                                         Recitals
Quinton Certificate of Merger                                   2.3

           TERM                                                 SECTION
           ----                                                 -------
Quinton Contract                                                4.22
Quinton Employee Plans                                          4.15(a)
Quinton Exchange Ratio                                          3.1(a)(ii)
Quinton Facilities                                              4.21(b)
Quinton Financial Statements                                    4.8(a)
Quinton Intellectual Property Rights                            4.19(a)
Quinton IP Liens                                                4.19(a)
Quinton Leases                                                  4.21(b)
Quinton Merger                                                  2.1(a)
Quinton Mergers                                                 2.1(b)
Quinton Merger Consideration                                    3.1(a)(ii)
Quinton Merger Sub                                              Recitals
Quinton Recommendation                                          7.2
Quinton Registered Intellectual Property                        4.19(a)
Quinton Returns                                                 4.14
Quinton Stockholder Approval                                    4.2
Quinton Stockholders Meeting                                    7.2
Quinton Surviving Corporation                                   2.1(a)
Second Quinton Certificate of Merger                            2.3
Second Quinton Mergers                                          2.1(b)
Senior Note and Warrant Conversion Agreement                    Recitals
SunTrust                                                        4.20(a)
Termination Date                                                10.1(b)(iv)


                                   ARTICLE II
                      TRANSACTIONS AND TERMS OF THE MERGERS

            Section 2.1 Mergers. Subject to the terms and conditions of this Agreement, at the Effective Time:

            (a) Quinton Merger Sub shall be merged with and into Quinton in accordance with the applicable provisions of the DGCL (the "Quinton Merger"). Quinton shall be the surviving corporation resulting from the Quinton Merger (the "Quinton Surviving Corporation"), shall become a wholly owned Subsidiary of Holding Company and shall continue to be governed by the laws of the State of Delaware. The Quinton Merger shall have the effects set forth in the DGCL.

            (b) Immediately after the Quinton Merger, Quinton Surviving Corporation shall be merged with and into Holding Company in accordance with the applicable provisions of the DGCL (the "Second Quinton Merger" and together with the Quinton Merger, the "Quinton Mergers"). Holding Company shall be the surviving corporation resulting from the Second Quinton Merger and shall continue to be governed by the laws of the State of Delaware. The Second Quinton Merger shall have the effects set forth in the DGCL.

            (c) Immediately after the Second Quinton Merger, Cardiac Merger Sub shall be merged with and into Cardiac in accordance with the applicable provisions of the DGCL (the "Cardiac Merger" and, together with the Quinton Mergers, the "Mergers"). Cardiac shall be the surviving corporation resulting from the Cardiac Merger (the "Cardiac Surviving Corporation"), shall become a wholly owned Subsidiary of Holding Company and shall continue to be governed by the laws of the State of Delaware. The Cardiac Merger shall have the effects set forth in the DGCL.

            Section 2.2 Closing. The closing of the Mergers (the "Closing") shall be held at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Newport Beach, California (or such other place as agreed by the parties) at 10:00 a.m. Pacific time on a date to be specified by the parties, which shall be the later of (a) the first Business Day after July 31, 2005 or
(b) the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to those conditions), unless the parties hereto agree to another date or time.

            Section 2.3 Effective Time. The Mergers and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Quinton Merger (the "Quinton Certificate of Merger"), the Certificate of Merger reflecting the Second Quinton Merger (the "Second Quinton Certificate of Merger") and the Certificate of Merger reflecting the Cardiac Merger (the "Cardiac Certificate of Merger" and, together with the Quinton Certificate of Merger and the Second Quinton Certificate of Merger, the "Certificates of Merger") shall each become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the authorized officers of each party, the parties shall cause the Effective Time to occur on the later of (a) the first Business Day after July 31, 2005 or (b) the second Business Day after the satisfaction of the conditions set forth in Article IX of the Agreement (other than (i) those conditions that are waived by the party for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing, but subject to those conditions).

            Section 2.4 Certificates of Incorporation.

            (a) The Certificate of Incorporation of Quinton as in effect immediately prior to the effective time of the Quinton Merger shall be the Certificate of Incorporation of Quinton Surviving Corporation.

            (b) The Certificate of Incorporation of Holding Company as in effect immediately prior to the effective time of the Second Quinton Merger shall be the Certificate of Incorporation of Holding Company until amended and restated as contemplated in Section 2.7.

            (c) The Certificate of Incorporation of the Cardiac Surviving Corporation as in effect immediately prior to the effective time of the Cardiac Merger shall be amended and restated as of the effective time of the Cardiac Merger so as to contain the provisions, and only the provisions, contained immediately prior to the effective time of the Cardiac Merger in the Certificate of Incorporation of Cardiac Merger Sub, except that references to the name of Cardiac Merger Sub shall be amended to reflect a change in such name to "Cardiac Science Operating Company," until duly amended.

            Section 2.5 Bylaws.

            (a) The Bylaws of Quinton in effect immediately prior to the effective time of the Quinton Merger shall be the Bylaws of Quinton Surviving Corporation until duly amended or repealed.

            (b) The Bylaws of Holding Company in effect immediately prior to the effective time of the Second Quinton Merger shall be the Bylaws of Holding Company until amended and restated as contemplated in Section 2.7.

            (c) The Bylaws of Cardiac Merger Sub in effect immediately prior to the effective time of the Cardiac Merger shall be the Bylaws of the Cardiac Surviving Corporation until duly amended or repealed.

            Section 2.6 Officers and Directors.

            (a) The directors of Quinton Merger Sub in office immediately prior to the effective time of the Quinton Merger, together with such additional persons as may thereafter be elected, shall serve as the directors of the Quinton Surviving Corporation from and after the effective time of the Quinton Merger in accordance with the Bylaws of the Quinton Surviving Corporation. The officers of Quinton Merger Sub in office immediately prior to the effective time of the Quinton Merger, together with such additional persons as may thereafter be elected, shall serve as the officers of the Quinton Surviving Corporation from and after the effective time of the Quinton Merger in accordance with the Bylaws of the Quinton Surviving Corporation.

            (b) The directors of Holding Company in office immediately prior to the effective time of the Second Quinton Merger, together with such additional persons as may thereafter be elected, shall serve as the directors of Holding Company from and after the effective time of the Second Quinton Merger in accordance with the Bylaws of Holding Company. The officers of Holding Company in office immediately prior to the effective time of the Second Quinton Merger, together with such additional persons as may thereafter be elected, shall serve as the officers of Holding Company from and after the effective time of the Second Quinton Merger in accordance with the Bylaws of Holding Company.

            (c) The directors of Cardiac Merger Sub in office immediately prior to the effective time of the Cardiac Merger, together with such additional persons as may thereafter be elected, shall serve as the directors of the Cardiac Surviving Corporation from and after the effective time of the Cardiac Merger in accordance with the Bylaws of the Cardiac Surviving Corporation. The officers of Cardiac Merger Sub in office immediately prior to the effective time of the Cardiac Merger, together with such additional persons as may thereafter be elected, shall serve as the officers of the Cardiac Surviving Corporation from and after the effective time of the Cardiac Merger in accordance with the Bylaws of the Cardiac Surviving Corporation.

            Section 2.7 Organization of Holding Company. Cardiac and Quinton have organized Holding Company under the laws of the State of Delaware for the purposes of effecting the transactions contemplated hereby. The authorized capital stock of Holding Company consists of one hundred (100) shares of Common Stock, of which one (1) share is issued to and owned beneficially and of record by Cardiac and one (1) share is issued to and owned beneficially and of record by Quinton. Prior to the Effective Time, Cardiac and Quinton shall take, and shall cause Holding Company to take, all requisite action to cause the certificate of incorporation of Holding Company to be amended and restated in the form attached hereto as Exhibit A-1 (the "Holding Company Certificate of Incorporation") and the bylaws of Holding Company to be amended and restated in the form attached hereto as Exhibit A-2, in each case as of immediately after the effective time of the Cardiac Merger. The directors and officers of Holding Company at, or immediately after, the effective time of the Cardiac Merger shall be as provided in Section 8.9 and 8.10. Cardiac and

Quinton shall take, and shall cause Holding Company to take, all requisite action to cause Holding Company to change its name to "Cardiac Science Corporation" and to cause the Nasdaq ticker symbol of Holding Company to be changed to "DFIB" at or promptly after the effective time of the Cardiac Merger.

                                   ARTICLE III
                  CONVERSION OF SECURITIES AND RELATED MATTERS

            Section 3.1 Conversion of Capital Stock.

            (a) Quinton Merger. At the effective time of the Quinton Merger, by virtue of the Quinton Merger and without any action on the part of Quinton, Holding Company or Quinton Merger Sub or the stockholders of any of the foregoing, the securities of the constituent corporations to the Quinton Merger shall be converted as follows:

                  (i) Each share of Quinton Merger Sub Common Stock issued and outstanding immediately prior to the effective time of the Quinton Merger shall be converted into and exchanged for the right to receive one share of common stock of the Quinton Surviving Corporation

                  (ii) Each Quinton Common Share issued and outstanding immediately prior to the effective time of the Quinton Merger shall be cancelled and, at the effective time of the Quinton Merger, shall be converted into the right to receive consideration (the "Quinton Merger Consideration") consisting of a fraction of a Holding Company Common Share equal to 0.77184895 (the "Quinton Exchange Ratio") and any payment for fractional shares as provided in
Section 3.2 hereof.

            (b) Second Quinton Merger. At the effective time of the Second Quinton Merger, by virtue of the Second Quinton Merger and without any action on the part of Quinton Surviving Corporation, Holding Company or the stockholders of any of the foregoing, each share of Quinton Surviving Corporation Common Stock shall be cancelled.

            (c) Cardiac Merger. At the effective time of the Cardiac Merger, by virtue of the Cardiac Merger and without any action on the part of Cardiac, Holding Company or Cardiac Merger Sub or the stockholders of any of the foregoing, the securities of the constituent corporations shall be converted as follows:

                  (i) Each share of Cardiac Merger Sub Common Stock issued and outstanding immediately prior to the effective time of the Cardiac Merger shall be converted into and exchanged for the right to receive one share of common stock of the Cardiac Surviving Corporation.

                  (ii) Each Cardiac Common Share issued and outstanding immediately prior to the effective time of the Cardiac Merger shall be cancelled and, at the effective time of the Cardiac Merger, shall be converted into the right to receive consideration (the "Cardiac Merger Consideration" and, together with the Quinton Merger Consideration, the "Merger Consideration") consisting of a fraction of a Holding Company Common Share equal to 0.10 (the "Cardiac Exchange Ratio") and any payment for fractional shares as provided in Section
3.2 hereof.

            (d) Holding Company Common Stock. Each share of Holding Company Common Stock issued and outstanding immediately prior to the effective time of the Quinton Merger shall be contributed to Holding Company, without payment of any consideration therefor, and thereupon retired.

            Section 3.2 Fractional Shares; Adjustments.

            (a) Notwithstanding any other provision of this Agreement, each holder of Cardiac Common Shares exchanged pursuant to the Cardiac Merger who would otherwise have been entitled to receive a fraction of a Holding Company Common Share (after taking into account all Cardiac Common Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Holding Company Common Share multiplied by the product of the closing price of a Cardiac Common Share on Nasdaq as of the last trading day immediately preceding the effective time of the Cardiac Merger and the Cardiac Exchange Ratio. No such holder shall be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional shares of Holding Company Common Stock. No interest will be paid or accrued on the cash in lieu of fractional Holding Company Common Shares.

            (b) Notwithstanding any other provision of this Agreement, each holder of Quinton Common Shares exchanged pursuant to the Quinton Merger who would otherwise have been entitled to receive a fraction of a Holding Company Common Share (after taking into account all Quinton Common Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Holding Company Common Share multiplied by the product of the closing price of a Quinton Common Share on Nasdaq as of the last trading day immediately preceding the effective time of the Quinton Merger and the Quinton Exchange Ratio. No such holder shall be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional shares of Holding Company Common Stock. No interest will be paid or accrued on the cash in lieu of fractional Holding Company Common Shares.

            (c) If at any time during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of Cardiac or Quinton, as the case may be, or securities convertible or exchangeable into capital stock of Cardiac or Quinton, as the case may be, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock or cash dividend or distribution thereon or a record date with respect to any of the foregoing shall occur during such period, the Merger Consideration shall be appropriately adjusted to provide to the holders of the Cardiac Common Shares and the Quinton Common Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

            Section 3.3 Exchange of Certificates.

            (a) Exchange Agent. Promptly after the date hereof, Cardiac and Quinton shall appoint a commercial bank or trust company as an exchange agent (the "Exchange Agent") for the benefit of holders of Cardiac Common Shares and Quinton Common Shares. At or immediately prior to the Effective Time, Holding Company shall deposit with the Exchange Agent, for exchange in accordance with this Section, through the Exchange Agent, (i) certificates evidencing the total number of Holding Company Common Shares to be issued in the Mergers, and (ii) cash in the amount necessary to pay amounts due pursuant to Section 3.2 (such certificates for Holding Company Common Shares and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article III, deliver the Holding Company Common Shares and cash contemplated to be issued pursuant to this Article

III out of the Exchange Fund. Except as contemplated by Section 3.3(e), Section 3.3(f) or Section 3.3(g) hereof, the Exchange Fund shall not be used for any other purpose.

            (b) Exchange Procedures. As promptly as practicable after the Effective Time, Holding Company shall send, or will cause the Exchange Agent to send, to each holder of record of Cardiac Common Shares and Quinton Common Shares that were converted into the right to receive Holding Company Common Shares and cash in lieu of fractional shares pursuant to this Article III, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Cardiac Common Shares or Quinton Common Shares to the Exchange Agent), for use in the exchange contemplated by this Section. Upon surrender of a certificate representing Cardiac Common Shares or Quinton Common Shares to the Exchange Agent (an "Exchanged Certificate"), together with a duly executed letter of transmittal, the holder of such Exchanged Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Holding Company Common Shares and cash which such holder has the right to receive pursuant to the provisions of this Article III (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section, each Exchanged Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article III. If any portion of the applicable Merger Consideration is to be paid to a Person other than the Person in whose name the Exchanged Certificate is registered, it shall be a condition to such payment that the Exchanged Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Exchanged Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Exchanged Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Exchanged Certificate to be lost, stolen or destroyed and, if required by Holding Company, the posting by such Person of a bond, in such reasonable amount as Holding Company may direct, as indemnity against any claim that may be made against it with respect to such Exchanged Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Exchanged Certificate, the proper amount of the applicable Merger Consideration, together with any unpaid dividends and distributions on any such Holding Company Common Shares, as contemplated by this Article III.

            (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Holding Company in respect of the Holding Company Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Holding Company Common Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Holding Company Common Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the Holding Company Common Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole Holding Company Common Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Holding Company Common Shares, less the amount of any withholding taxes which may be required thereon.

            (d) No Further Ownership Rights. As of the Effective Time, all Cardiac Common Shares and Quinton Common Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such Cardiac Common Shares or Quinton Common Shares, as the case may be, shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate, the applicable Merger Consideration. As of the Effective Time, the stock transfer books of both parties shall be closed and there shall be no further registration of transfers on each parties stock transfer books of Cardiac Common Shares or Quinton Common Shares, as the case may be, outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Holding Company for any reason, they shall be cancelled and exchanged as contemplated by this Article III.

            (e) Return of Merger Consideration. Upon demand by Holding Company, the Exchange Agent shall deliver to Holding Company any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section that remains undistributed to holders of Cardiac Common Shares and Quinton Common Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section prior to such demand shall thereafter look only to Holding Company for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

            (f) No Liability. Neither Holding Company nor the Exchange Agent shall be liable to any Person in respect of any Cardiac Common Shares (or dividends or distributions with respect thereto) or Quinton Common Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (g) Withholding Rights. Holding Company shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income Tax Law. To the extent that Holding Company so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Cardiac Common Shares or Quinton Common Shares in respect of which such deduction and withholding was made by Holding Company.

            Section 3.4 Stock Options; ESPP; Warrants.

            (a) Option Adjustment.

                  (i) As of the Effective Time of the Quinton Merger, each outstanding Quinton Option shall thereafter entitle the holder thereof to receive, upon the exercise thereof, that number of Holding Company Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of Quinton Common Shares subject to such Quinton Option immediately prior to the Effective Time of the Quinton Merger and (ii) the Quinton Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Quinton Common Share subject to such Quinton Option divided by (z) the Quinton Exchange Ratio.

                  (ii) As of the Effective Time of the Cardiac Merger, each outstanding Cardiac Option shall thereafter entitle the holder thereof to receive, upon the exercise thereof, that number of Holding Company Common Shares (rounded down to the nearest whole share) equal to the product of (i) the number of Cardiac Common Shares subject to such Cardiac Option immediately prior to the Effective Time of the Cardiac Merger and (ii) the Cardiac Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per Cardiac Common Share subject to such Cardiac Option divided by (z) the Cardiac Exchange Ratio.

            (b) Assumption of Stock Plans. As of the Effective Time, Holding Company shall assume in full, on the same terms and conditions the Quinton Stock Plans and the Cardiac Stock Plan, including each Quinton Option and each Cardiac Option (collectively, the "Options"), whether vested or unvested, subject to the adjustment provided in Section 3.4(a). Except for the acceleration of unvested Cardiac Options pursuant to the Cardiac Plan, the assumption of the Options by Holding Company shall not terminate or modify (except as required under this Agreement) any right of first refusal, right of repurchase, vesting schedule or other restriction on transferability relating to such Option or the stock issuable upon the exercise thereof. Continuous employment with Quinton (or any Subsidiary thereof) or Cardiac (or any Subsidiary thereof), as the case may be, shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time, and the provisions in the Quinton Stock Plans or Cardiac Stock Plan, as the case may be, and/or in any stock option agreement evidencing the terms and conditions of any Option issued thereunder relating to the exercisability of any such Option upon termination of an optionee's employment or service shall not be deemed triggered until such time as such optionee shall be neither an employee or service provider of Holding Company or any Subsidiary of Holding Company. After such assumption, Holding Company shall issue, upon any partial or total exercise of any Option assumed hereunder, in lieu of Quinton Common Shares or Cardiac Common Shares, as the case may be, the number of Holding Company Common Shares to which the holder of such option is entitled pursuant to this Agreement. The assumption by Holding Company of Options hereunder shall not give holders of such Options any additional benefits which they did not have immediately prior to the Effective Time and shall not create any implied agreement for employment. Holding Company shall file with the SEC as soon as practicable, and in any event within five Business Days following the Effective Time, a registration statement on Form S-8 (or such other appropriate form) under the Securities Act, covering the Holding Company Common Shares to be issued upon the exercise of Options assumed by Holding Company. Prior to the Effective Time, each of Quinton and Cardiac shall make such amendments, if any, to the Quinton Stock Plans and Cardiac Stock Plan, respectively, and any award or agreement evidencing an Option issued thereunder as shall be necessary to permit such assumption in accordance with this Section 3.4. It is the intention of the parties that (i) the Options assumed by Holding Company shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent as such Options qualified as incentive stock options immediately prior to the Effective Time, (ii) the assumption of Options provided by this
Section 3.4 shall satisfy the conditions of Section 424(a) of the Code and (iii) the provisions of this Section 3.4 shall be applied consistent with this intent.

            (c) ESPP. As of the Effective Time, Holding Company shall assume the Quinton ESPP, the outstanding offering periods under the Quinton ESPP, and all outstanding purchase rights thereunder shall be converted (in accordance with the Quinton Exchange Ratio) into rights to purchase Holding Company Common Shares (with the number of shares rounded down to the nearest whole share and the purchase price as of the offering date for each offering period in effect as of the Effective Time rounded up to the nearest whole cent). All such converted purchase rights shall be assumed by Holding Company, and each offering period in effect under the Quinton ESPP immediately prior to the Effective Time shall be continued until the end of such offering period in accordance with the terms of the Quinton ESPP. From and after the Effective Time, all references to Quinton in the Quinton ESPP and related documents shall be deemed to refer to Holding Company (provided, that the purchase price as of the offering date for a relevant period shall be determined with respect to the fair market value of Quinton Common Shares on such date, as adjusted by this Section 3.4). Holding Company shall take all corporate action necessary to reserve for issuance a sufficient number of Holding Company Common Shares for issuance upon exercise of the purchase rights under the Quinton ESPP assumed in accordance with this Section 3.4. Holding Company shall file with the SEC as soon as practicable, and in any event within five Business Days following the Effective Time, a registration statement on Form S-8 under the Securities Act, covering the Holding Company Common Shares to be issued upon the exercise of converted purchase rights hereunder. Prior to the Effective Time, Quinton shall make such amendments, if any, to the Quinton ESPP as shall be necessary to permit assumption of the Quinton ESPP in accordance with this Section 3.4.

            (d) Warrants. As of the Effective Time, warrants to purchase Quinton Common Shares or Cardiac Common Shares which are outstanding immediately prior to the Effective Time shall be assumed by the Holding Company at the Effective Time and adjusted in the same manner as set forth in subparagraph (a)(i) and
(a)(ii), respectively, of this Section 3.4.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF QUINTON

      Except as disclosed in the Quinton Disclosure Letter or the Quinton SEC Documents filed since December 31, 2003 and prior to the date hereof (but excluding any risk factor disclosure contained in such Quinton SEC Document under the heading "Risk Factors" or "Forward Looking Information" and any other disclosures included in any such Quinton SEC Document which are predictive or forward-looking in nature), Quinton represents and warrants to Cardiac that:

            Section 4.1 Corporate Existence and Power. Quinton is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. Quinton is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Quinton Material Adverse Effect. Quinton has heretofore made available to Cardiac true and complete copies of Quinton's certificate of incorporation and bylaws as currently in effect.

            Section 4.2 Corporate Authorization. The execution, delivery and performance by Quinton of this Agreement and the consummation by Quinton of the transactions contemplated hereby are within Quinton's corporate powers and, except for the Quinton Stockholder Approval, have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the only vote of the holders of any class or series of capital stock of Quinton required by Law to approve this Agreement, the Quinton Merger and/or any of the other transactions contemplated hereby is the affirmative vote (the "Quinton Stockholder Approval") of the holders of a majority of the outstanding Quinton Common Shares in favor of the adoption and approval of this Agreement and the Quinton Merger. Quinton's Board of Directors has (a) determined that this Agreement and the transactions contemplated hereby, including the Quinton Merger, are in the best interests of Quinton and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including for purposes of rendering Section 203 of the DGCL inapplicable to this Agreement and the Quinton Merger and (c) resolved (subject to Section 7.4) to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Quinton Merger in accordance with the terms hereof. Assuming that this Agreement constitutes the valid and binding obligation of Cardiac, this Agreement constitutes a valid and binding agreement of Quinton, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

            Section 4.3 Governmental Authorization. The execution, delivery and performance by Quinton of this Agreement and the consummation by Quinton of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Certificates of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or decrees thereunder applicable to Quinton; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities Laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a Quinton Material Adverse Effect or (y) prevent or materially impair the ability of Quinton to consummate the transactions contemplated by this Agreement.

            Section 4.4 Non-Contravention. The execution, delivery and performance by Quinton of this Agreement and the consummation by Quinton of the transactions contemplated hereby do not and will not (a) contravene or conflict with Quinton's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Quinton or any of its Subsidiaries, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Quinton or any of its Subsidiaries or to a loss of any benefit or status to which Quinton or any of its Subsidiaries is entitled under any provision of any material agreement, contract or other instrument binding upon Quinton or any of its Subsidiaries or any material license, franchise, permit or other similar authorization held by Quinton or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Quinton or any of its Subsidiaries other than, in the case of each of (b) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a Quinton Material Adverse Effect or (y) prevent or materially impair the ability of Quinton to consummate the transactions contemplated by this Agreement.

            Section 4.5 Capitalization.

            (a) The authorized capital stock of Quinton consists of (i) 65,000,000 Quinton Common Shares, of which 14,067,987 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. As of the date of this Agreement, 2,715,918 Quinton Common Shares were reserved for issuance upon exercise of options pursuant to the Quinton Stock Plans and up to

704,878 Quinton Common Shares were reserved for issuance pursuant to outstanding purchase rights pursuant to the Quinton ESPP. As of the date of this Agreement, there are options to purchase 2,192,837 Quinton Common Shares issued and outstanding pursuant to the Quinton Stock Plans. All of the outstanding shares of capital stock of Quinton have been duly and validly issued and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Quinton has been issued in violation of any preemptive rights of the current or past stockholders of Quinton.

            (b) Except as set forth in Section 4.5(a) or in Section 4.5(b) of the Quinton Disclosure Letter, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Quinton, (ii) securities of Quinton or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of Quinton, or (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Quinton, or obligations of Quinton to issue, any capital stock, debt securities or other voting securities or obligating Quinton to grant, extend or enter into any such agreement or commitment. There are no outstanding obligations of Quinton to repurchase, redeem or otherwise acquire any securities of Quinton. All warrants or other securities convertible into Quinton Common Shares (other than options to purchase Quinton Common Shares issued under the Quinton Option Plans) to be assumed in the Quinton Merger pursuant to Section 3.4 are set forth in Section 4.5(b) of the Quinton Disclosure Letter. There are no outstanding obligations of Quinton to grant, extend, accelerate the vesting of or enter into any option, warrant, equity security or other security of Quinton. There are no Quinton Common Shares that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Quinton. There are no registration rights and voting trusts, proxies or other agreements or understandings to which Quinton or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Quinton.

            Section 4.6 Subsidiaries.

            (a) Each Subsidiary of Quinton is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the Laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Quinton Material Adverse Effect.

            (b) Each of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of Quinton has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by Quinton in, each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Quinton Material Adverse Effect. There are no outstanding (i) securities of Quinton or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants or other rights to acquire from Quinton or any of its Subsidiaries, and no other obligation of Quinton or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or (iii) obligations of Quinton or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

            Section 4.7 The Quinton SEC Documents.

            (a) Quinton has made available to Cardiac the Quinton SEC Documents. Quinton has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 2002. No Subsidiary of Quinton is required to file any form, report, registration statement or prospectus or other document with the SEC.

            (b) As of its filing date, each Quinton SEC Document complied with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be. No Quinton SEC Document filed or furnished pursuant to the Exchange Act contained, as of its filing date or mailing date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Quinton SEC Document filed pursuant to the Securities Act, as amended or supplemented, if applicable, contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            (c) Quinton has heretofore furnished to Cardiac a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Quinton with the SEC pursuant to the Securities Act or the Exchange Act.

            (d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Quinton's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

            Section 4.8 Financial Statements.

            (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Quinton SEC Documents (the "Quinton Financial Statements") and the unaudited financial statements for the quarter ended September 30, 2004 (without notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (ii) fairly presented the consolidated financial position of Quinton and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Quinton, except that the unaudited financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. Neither Quinton, any of its Subsidiaries nor, to Quinton's Knowledge, any director, officer, employee, auditor, accountant or representative of Quinton or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Quinton or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Quinton or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Quinton or any of its Subsidiaries, whether or not employed by Quinton or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Quinton or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any director or officer of Quinton.

            (b) Quinton has made available to Cardiac an unaudited draft balance sheet as of December 31, 2004 and the related unaudited draft statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 2004 (the "2004 Quinton Financial Statements"). To the Knowledge of Quinton as of the date hereof, the 2004 Quinton Financial Statements (i) were prepared in accordance with GAAP (except for the omission of notes thereto) and
(ii) fairly present the consolidated financial position of Quinton and its Subsidiaries and the consolidated results of its operations and cash flows as of and for the year ended December 31, 2004, consistent with the books and records of Quinton.

            Section 4.9 No Material Undisclosed Liabilities. As of the date hereof, there are no liabilities of Quinton or of any Subsidiary of Quinton of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of Quinton, other than:

                  (i) liabilities or obligations disclosed or provided for in the Quinton Financial Statements or disclosed in the notes thereto; and

                  (ii) liabilities or obligations incurred or arising in the ordinary course of business after the date of the Quinton Financial Statements included in the Quinton 10-Q relating to the quarter ended September 30, 2004 or arising under this Agreement or incurred in connection with the transactions contemplated hereby; and

                  (iii) other liabilities or obligations, which individually do not exceed $25,000 and in the aggregate do not exceed $100,000.

            Section 4.10 Information to Be Supplied.

            (a) The information to be supplied in writing by Quinton expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the Quinton Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Quinton makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied in writing by Cardiac expressly for use therein.

            Section 4.11 Absence of Certain Changes. Since December 31, 2003, except as contemplated by this Agreement, Quinton and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

            (a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Quinton Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Quinton Common Shares (other than regular quarterly cash dividends) or any repurchase, redemption or other acquisition by Quinton or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Quinton or any of its Subsidiaries;

            (c) any transaction or commitment made by, or any contract, agreement or settlement entered into by, or any judgment, order or decree to which Quinton or any of its Subsidiaries is a party which relates to its assets or business (including without limitation the acquisition or disposition of any assets) or any relinquishment by Quinton or any of its Subsidiaries of any contract or other right, in either case, material to Quinton and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including, without limitation, settlements of litigation and Tax proceedings) in the ordinary course of business consistent with past practice, contemplated by this Agreement, or agreed to in writing by Cardiac; or

            (d) any change by Quinton in accounting principles or methods (other than as required by GAAP or Regulation S-X of the Exchange Act).

            Section 4.12 Transactions with Affiliates. Since December 31, 2003, no event has occurred that would be required to be reported by Quinton pursuant to Item 404 of Regulation S-K promulgated by the SEC. Quinton has delivered to Cardiac a list identifying all persons who may be deemed to be "affiliates" of Quinton for purposes of Rule 145 under the Securities Act.

            Section 4.13 Litigation. There is no material Action pending against, or to the Knowledge of Quinton threatened against, Quinton or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity.

            Section 4.14 Taxes. (a) All material Tax returns, statements, reports and forms (collectively, the "Quinton Returns") required to be filed with any Taxing authority by, or with respect to, Quinton and its Subsidiaries were filed on a timely basis and were true, complete and correct except to the extent that the failure to file or be true, complete and correct would not, individually or in the aggregate, have a Quinton Material Adverse Effect; (b) Quinton and its Subsidiaries have timely paid all material Taxes shown as due and payable on the Quinton Returns (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Quinton Financial Statements) except to the extent that the failure to pay would not, individually or in the aggregate, have a Quinton Material Adverse Effect; (c) Quinton and its Subsidiaries have made provision for all material Taxes payable by them for which no Quinton Return has yet been filed except for inadequately reserved Taxes that would not, individually or in the aggregate, have a Quinton Material Adverse Effect; (d) no Taxing authority has asserted or initiated (or, to the Knowledge of Quinton, threatened to assert or initiate) in writing any action, suit, proceeding or claim against Quinton or any of its Subsidiaries that, individually or in the aggregate, would have a Quinton Material Adverse Effect; (e) there are no Liens for Taxes on the assets of Quinton or any of its Subsidiaries other than Liens for Taxes not yet due and payable or that would not, individually or in the aggregate, have a Quinton Material Adverse Effect; (f) except for any year for which the applicable statute of limitations has expired, neither Quinton nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Quinton was the common parent; (g) except for any year for which the applicable statute of limitations has expired, neither Quinton nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other Person (other than Quinton or any of its Subsidiaries) with respect to Taxes or to compensate any other Person for any Tax payment or Tax liability under a Tax sharing or similar agreement; (h) neither Quinton nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that under any circumstances could obligate it to make any payments that will not be deductible under Code Sections 280G or 162(m); (i) neither Quinton nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (j) neither Quinton nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2); and (k) neither Quinton nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code
(i) in the two (2) years prior to the date hereof, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

            Section 4.15 Employees and Employee Benefits.

            (a) Quinton has made available to Cardiac each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation or insurance coverage (including any self-insured arrangements and, if applicable, related trust agreements), all amendments thereto and the most recent written summary descriptions thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan, (i) which is maintained, administered or contributed to by Quinton or any of its Subsidiaries and covers any employee or former employee of Quinton or any of its Subsidiaries, or (ii) with respect to which Quinton or any of its Subsidiaries has or could have any material liability or expense. Such plans are referred to collectively herein as the "Quinton Employee Plans."

            (b) Each Quinton Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and (i) has received an unrevoked favorable determination letter from the IRS with respect to such Quinton Employee Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation through what is commonly referred to as "GUST," (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is entitled, under IRS Announcement 2001-77, to rely on the favorable opinion or advisory letter issued by the IRS to the prototype or volume submitter plan sponsor of such Quinton Employee Plan. Nothing has occurred, or is reasonably expected by Quinton that could adversely affect the qualification or exemption of any such Quinton Employee Plan. Quinton will make available upon request to Cardiac copies of the most recent IRS determination letters with respect to each such Quinton Employee Plan. Each Quinton Employee Plan has been administered in compliance with its terms and with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Code, which are applicable to such Quinton Employee Plan except as would not be reasonably likely to have a Quinton Material Adverse Effect. Quinton, each of its Subsidiaries and all other Persons (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Quinton Employee Plan, including, without limitation, all reporting, disclosure and notification obligations. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Quinton Employee Plan have been timely paid, or, if not yet due, have been properly accrued on the Quinton Financial Statements.

            (c) Neither Quinton nor any of its Subsidiaries sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a "multiemployer plan," as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or
Section 413(c) of the Code, (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA.

            (d) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Quinton, threatened with respect to (or against the assets of) any Quinton Employee Plan except as would not be reasonably likely to have a Quinton Material Adverse Effect, nor, to the Knowledge of the Quinton, is there a basis for any such action, suit or claim. No Quinton Employee Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the U.S. Department of Labor or any other governmental entity or agency except as would not be reasonably likely to have a Quinton Material Adverse Effect, and, to the Knowledge of the Quinton, no such action is contemplated or under consideration by the IRS, the U.S. Department of Labor or any other Governmental Entity.

            (e) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Quinton Employee Plan, employment or severance agreement to which Quinton or any of its Subsidiaries is a party, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of Quinton or any of its Subsidiaries.

            (f) To the Knowledge of Quinton, neither Quinton nor any of its Subsidiaries maintains or contributes to any Quinton Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any employee upon such employee's retirement or termination of employment, except as required by Section 601 of ERISA and Section 4980B of the Code.

            (g) To the Knowledge of Quinton, there has been no amendment to, written interpretation or announcement (whether or not written) to create, enter into, contribute to or otherwise relating to any Quinton Employee Plan which would increase materially the expense of maintaining such Quinton Employee Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

            (h) To the Knowledge of Quinton, Quinton and each of its Subsidiaries is in substantial compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding. No work stoppage or labor strike against Quinton or any Affiliate of Quinton is pending, threatened or reasonably anticipated. Quinton does not know of any activities or proceedings of any labor union to organize any Quinton employees. There are no Actions pending, or, to the Knowledge of Quinton, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Quinton employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Quinton. Neither Quinton nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Quinton nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Quinton employees and no collective bargaining agreement is being negotiated with respect to Quinton employees. Neither Quinton nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar Law which remains unsatisfied.

            Section 4.16 Compliance with Laws; Sarbanes-Oxley.

            (a) Quinton and its Subsidiaries have all material licenses, permits and qualifications necessary to conduct their businesses and own their properties in each jurisdiction in which Quinton or its Subsidiaries currently do business or own property, or in which such license, permit or qualification is otherwise required. Quinton and its Subsidiaries have complied in all material respects with all Laws applicable to their businesses and the present use by Quinton and its Subsidiaries of their respective properties, and the business conducted by Quinton and its Subsidiaries, does not violate in any material respect any such Laws and Quinton and its Subsidiaries have timely filed all reports and returns required by Law and all such returns and reports are true and correct in all material respects, and there are no material deficiencies with respect to such filings or submissions.

            (b) Quinton is in compliance with, and has complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of Nasdaq. There are no outstanding loans made by Quinton to any of its executive officers (as defined under Rule 3b-7 under the Exchange Act) or directors. Since the enactment of the Sarbanes-Oxley Act, Quinton has not made any loans to any such executive officer or director. Quinton has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that information relating to Quinton, required to be disclosed by Quinton in the reports that it files or submits under the Exchange Act is accumulated and communicated to Quinton's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Quinton in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. To the best of its Knowledge: Quinton has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act); such internal controls are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Quinton's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Quinton's auditors and the audit committee of the board of directors of Quinton (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Quinton's ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Quinton's internal controls. Since January 1, 2003, neither Quinton, nor to the Knowledge of Quinton, any director, officer, employee, auditor, accountant or representative of Quinton has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Quinton or its internal accounting controls, including any material complaint, allegation, assertion or claim that Quinton has engaged in questionable accounting or auditing practices. For purposes of this paragraph, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Exchange Act.

            (c) To the Knowledge of Quinton, no employee of Quinton has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Quinton nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Quinton or any such Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Quinton or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

            Section 4.17 Environmental Matters. (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no Action is pending or, the Knowledge of Quinton, threatened by any Person against Quinton or any of its Subsidiaries, with respect to any applicable Environmental Law, (ii) Quinton and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws and (iii) there are no liabilities or obligations of Quinton or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities) which would have a Quinton Material Adverse Effect, and there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in or be the basis for any such liabilities or obligations which would have a Quinton Material Adverse Effect.

            Section 4.18 Medical Device Regulatory Compliance.

            (a) All medical devices of Quinton or any of its Subsidiaries that are subject to regulation by the FDA and other applicable U.S. federal, state or local regulatory agencies, are manufactured, produced, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all applicable regulations, guidelines and orders administered or issued by the FDA and any other applicable U.S. federal, state and local regulatory agencies, including without limitation, the following (except where any failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Quinton Material Adverse Effect):

            -     FDA Quality System Regulation;

            -     FDA Establishment Registration requirements;

            -     FDA Medical Device Listing requirements;

            -     FDA Premarket Notification (510(k)) regulations;

            -     FDA Labeling regulations; and

            -     FDA Medical Device Reporting regulations.

            (b) All medical device manufacturing sites and facilities of Quinton and its Subsidiaries are operated in compliance in all material respects with the FDA's Establishment Registration requirements and Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

            (c) Each medical device manufactured, produced, tested, developed, processed, labeled, stored or distributed by or on behalf of Quinton or any of its Subsidiaries (and any modification thereof, as applicable) has received
Section 510(k) clearance(s) from the FDA clearing such device for commercial distribution. None of Quinton's or its Subsidiaries' current medical devices (including any such device under development) are the subject of or require FDA premarket approval, pre-clinical or clinical trial.

            (d) To the Knowledge of Quinton, each medical device distributed, sold or leased, or service rendered, by Quinton or any of its Subsidiaries complies in all material respects with all applicable product safety and electrical safety standards of each applicable product and electrical safety agency, commission, board or other Governmental Entity.

            (e) Neither Quinton nor any of its Subsidiaries, nor, to the Knowledge of Quinton, any officer, employee or agent of Quinton or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting fraud, untrue statements, bribery and illegal gratuities or any similar policy.

            (f) Other than as disclosed in the Quinton Disclosure Letter, there are no FDA warning letters, recalls (either voluntary or mandatory), seizures, revocations of prior FDA approval, internal stop-ships, banned or administratively detained products or other enforcement actions or sanctions of the FDA in connection with any medical devices currently manufactured, produced, tested, developed, processed, labeled, stored or distributed by or on behalf of Quinton or any of its Subsidiaries.

            (g) Quinton and each of its Subsidiaries has obtained all necessary foreign government agency licenses, approvals, permits and authorizations for sale and distribution of its medical devices, as applicable, to each foreign country or jurisdiction in which such medical device is currently sold, leased, marketed or otherwise commercially distributed and is in compliance with applicable Laws of such countries and/or jurisdictions, except where any failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Quinton Material Adverse Effect.

            Section 4.19 Intellectual Property.

            (a) All patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; registered trademarks and applications therefor; and registered copyrights and applications therefor owned or controlled by Quinton or its Subsidiaries (collectively, "Quinton Registered Intellectual Property"), together with any other type of rights in Intellectual Property that are owned or controlled by Quinton or any of its Subsidiaries and that (x) relates to any Quinton product or (y) is otherwise material to the research, development, manufacturing or commercialization of any Quinton product, are collectively referred to herein as "Quinton Intellectual Property Rights".
Section 4.19 of the Quinton Disclosure Letter lists all Quinton Registered Intellectual Property. All Quinton Intellectual Property Rights are either (i) owned by, or subject to a valid license or a valid obligation of assignment to, Quinton or its Subsidiaries free and clear of all mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, written restrictions, rights of first refusal, title retention agreements or other exceptions to title which affect the Quinton Intellectual Property Rights or restrict the use by Quinton or any of its Subsidiaries of the Quinton Intellectual Property Rights in any material way ("Quinton IP Liens"), or (ii) controlled by Quinton or its Subsidiaries free and clear (to the Knowledge of Quinton) of all Quinton IP Liens. Quinton and its Subsidiaries are the sole legal and beneficial owners of all the Quinton Intellectual Property Rights. There are no actions pending or, to the Knowledge of Quinton, threatened with regard to the ownership or control by Quinton or any of its Subsidiaries of any of the Quinton Intellectual Property Rights. To the Knowledge of Quinton and its Subsidiaries, the Quinton Intellectual Property Rights have not been, and are not being, infringed. To the Knowledge of Quinton and its Subsidiaries , the Quinton Intellectual Property rights are valid and enforceable. To the Knowledge of Quinton and its Subsidiaries, there are no facts or circumstances that could impair the validity or enforceability of any of the Quinton Intellectual Property Rights. Neither Quinton nor its Subsidiaries has received any communications challenging the validity or enforceability of the Quinton Intellectual Property Rights or their ownership of Quinton Intellectual Property Rights. There are no pending or, to the Knowledge of Quinton or its Subsidiaries, threatened claims that Quinton or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use, sale or importation by Quinton or any of its Subsidiaries of any commercial products or to the operations of Quinton or any of its Subsidiaries) any Intellectual Property of any Person. To the Knowledge of Quinton and its Subsidiaries , there are no patent rights of any third Party that are known to be dominating, interfering, or potentially dominating or interfering and that could be asserted by a Person to exclude or prevent Quinton or its Subsidiaries or licensees from manufacturing or commercializing their products. Neither Quinton nor its Subsidiaries knows of any valid grounds for any bona fide claim that the conduct of Quinton's or its Subsidiaries business will infringe or misappropriate any of the Intellectual Property rights owned by any other Person.

            (b) Quinton and its Subsidiaries have used commercially reasonable efforts to maintain their confidential information and trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third Persons with access to such trade secrets to keep such trade secrets confidential. All employees of Quinton and its

Subsidiaries have entered into valid and binding agreements with Quinton and/or its Subsidiaries (as the case may be) sufficient to vest title in Quinton or such Subsidiaries of all Quinton Intellectual Property Rights created by such employees in the scope of their employment. To the extent that any Quinton Intellectual Property Rights have been developed or created by a third Party for Quinton or any of its Subsidiaries, Quinton and/or such Subsidiaries have a written agreement with such third Party with respect thereto and Quinton and/or such Subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third Party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

            (c) Neither Quinton nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Quinton Intellectual Property Rights to any third Party within the last two years.

            (d) Neither Quinton nor any of its Subsidiaries has given any indemnities in connection with any Quinton Intellectual Property Rights to any third Party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Material Adverse Effect.

            (e) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Quinton or any of its Subsidiaries in any Quinton Intellectual Property Rights or result in the breach or termination of any license, contract or agreement to which Quinton or any of its Subsidiaries is a party respecting any Quinton Intellectual Property Rights.

            (f) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any contracts, licenses, agreements or Quinton Intellectual Property Rights will trigger any provision of any contract, license or agreement of Quinton or any of its Subsidiaries that purports to obligate Quinton or such Subsidiary to (i) grant to any third party any rights or licenses with respect to any Quinton Intellectual Property Rights; or (ii) increase the royalties or other amounts payable for licenses to Quinton Intellectual Property Rights in excess of that being paid by Quinton and/or its Subsidiaries prior to the Closing.

            Section 4.20 Finders' Fees; Opinion of Financial Advisor.

            (a) Except for SunTrust Robinson Humphrey ("SunTrust"), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Quinton or any of its respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Quinton.

            (b) The Board of Directors of Quinton has received the opinion of SunTrust to the effect that, as of the date of such opinion and subject to the matters stated therein, the Quinton Exchange Ratio was fair from a financial point of view to the holders of Quinton Common Shares, a copy of which opinion will be made available to Cardiac solely for informational purposes after receipt thereof by Quinton.

            Section 4.21 Absence of Liens and Encumbrances; Real Property.

            (a) Quinton and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Quinton Financial Statements and except for Liens for Taxes not yet delinquent and such imperfections of title and encumbrances, if any, which would not be material to Quinton.

            (b) Neither Quinton nor any Subsidiary of Quinton owns any real property. Section 4.21 of the Quinton Disclosure Letter sets forth a list of all properties leased or otherwise occupied by Quinton or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the "Quinton Facilities"). Section 4.21 of the Quinton Disclosure Letter identifies all of the leases or other occupancy agreements with respect to the Quinton Facilities (the "Quinton Leases") and any amendments or modifications to the Quinton Leases. No party other than Quinton, its Subsidiaries or a subtenant identified in Section 4.21 of the Quinton Disclosure Letter, as applicable, has the right to occupy any of the Quinton Facilities. The execution and delivery of this Agreement by Quinton do not, and the performance of this Agreement by Quinton will not, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Quinton's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Quinton Lease.

            Section 4.22 Agreements, Contracts and Commitments. Except as filed as an exhibit to the Quinton SEC Documents, neither Quinton nor any of its Subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement, contract or commitment with any executive officer or director, other than those that are terminable by Quinton or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Quinton;

            (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business, that would not reasonably be expected to have a Material Adverse Effect on Quinton, or any guaranty of the obligations of a Subsidiary of Quinton;

            (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Quinton or any of its Subsidiaries to engage in any line of business or to compete with any person or which limits Quinton's access to certain segments of a specified market;

            (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Quinton or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Quinton has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Quinton's Subsidiaries;

            (f) any dealer, distributor, joint marketing or development agreement currently in force under which Quinton or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of one hundred twenty (120) days or less, or any material agreement pursuant to which Quinton or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Quinton or any of its Subsidiaries and which may not be canceled without penalty upon notice of one hundred twenty (120) days or less;

            (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Quinton and its Subsidiaries taken as a whole;

            (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Quinton product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Quinton products, service or technology except agreements with distributors or sales representative in the normal course of business and substantially in the form previously provided to Cardiac;

            (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than trade debt incurred in the ordinary course of business);

            (j) any settlement agreement entered into within three (3) years prior to the date of this Agreement with respect to which Quinton has contingent obligations of a material nature; or

            (k) any other agreement, contract or commitment that, either individually or taken together with all other contracts with the same party, will, if fulfilled in accordance with its terms, result in payments being made by Quinton in excess of $1,000,000 in the calendar year ending December 31, 2005.

      Neither Quinton nor any of its Subsidiaries, nor to Quinton's Knowledge any other party to a Quinton Contract (as defined below), is in breach, violation or default under, and neither Quinton nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Quinton or any of its Subsidiaries is a party or by which it is bound that are either filed as an exhibit to any Quinton SEC Document or required to be disclosed in the Quinton Disclosure Letter (any such agreement, contract or commitment, a "Quinton Contract") in such a manner as would permit any other party to cancel or terminate any such Quinton Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

            Section 4.23 Customers and Suppliers. None of the ten (10) largest customers and ten (10) largest suppliers of Quinton (based on purchases during the fiscal year ended December 31, 2004) has canceled or otherwise terminated, or made any written threat to Quinton to cancel or otherwise terminate its relationship with Quinton, or its usage of the services or products of Quinton, and to the Knowledge of Quinton, no such customer or supplier intends to cancel or otherwise terminate its relationship with Quinton or to materially decrease its usage of the services or products of Quinton, as the case may be. Quinton has not knowingly breached, so as to provide a benefit to

Quinton that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Quinton.
Section 4.23 of Quinton Disclosure Letter sets forth the names of the ten largest customers (by dollar amount of sales) and ten largest suppliers (by dollar amount of purchases) of Quinton for the year ended December 31, 2004, and the dollar amount of sales and purchases for each such customer and supplier during such periods.

            Section 4.24 S-3 Eligibility. Quinton meets the registrant requirements for the use of Form S-3. Quinton has no basis to believe that its past or present independent public accountants will withhold their consent to the inclusion, or incorporation by reference, of their audit opinion concerning Quinton's financial statements which are to be included in the Registration Statement.

            Section 4.25 Nasdaq Qualification. Quinton meets the independent director and audit committee requirements set forth in Nasdaq Marketplace Rule 4350.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF CARDIAC

      Except as disclosed in the Cardiac Disclosure Letter or the Cardiac SEC Documents filed since December 31, 2003 and prior to the date hereof (but excluding any risk factor disclosure contained in such Cardiac SEC Document under the heading "Risk Factors" or "Forward Looking Information" and any other disclosures included in any such Cardiac SEC Document which are predictive or forward-looking in nature), Cardiac represents and warrants to Quinton that:

            Section 5.1 Corporate Existence and Power. Cardiac is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. Cardiac is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Cardiac Material Adverse Effect. Cardiac has heretofore made available to Quinton true and complete copies of Cardiac's certificate of incorporation and bylaws as currently in effect.

            Section 5.2 Corporate Authorization. The execution, delivery and performance by Cardiac of this Agreement and the consummation by Cardiac of the transactions contemplated hereby are within Cardiac's corporate powers and, except for the Cardiac Stockholder Approval, have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the only vote of the holders of any class or series of capital stock of Cardiac required by Law to approve this Agreement, the Cardiac Merger and/or any of the other transactions contemplated hereby is the affirmative vote (the "Cardiac Stockholder Approval") of the holders of a majority of the outstanding Cardiac Common Shares in favor of the adoption and approval of this Agreement and the Cardiac Merger. Cardiac's Board of Directors has (a) determined that this Agreement and the transactions contemplated hereby, including the Cardiac Merger, are in the best interests of Cardiac and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including for purposes of rendering Section 203 of the DGCL inapplicable to this Agreement and the Cardiac Merger and (c) resolved (subject to Section 7.4) to recommend to such stockholders that they vote in favor of adopting and approving this Agreement and the Cardiac Merger in accordance with the terms hereof. Assuming that this Agreement constitutes the valid and binding obligation of Cardiac, this Agreement constitutes a valid and binding agreement of Cardiac, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

            Section 5.3 Governmental Authorization. The execution, delivery and performance by Cardiac of this Agreement and the consummation by Cardiac of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of the Certificates of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the HSR Act or decrees thereunder applicable to Cardiac; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities Laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a Cardiac Material Adverse Effect or (y) prevent or materially impair the ability of Cardiac to consummate the transactions contemplated by this Agreement.

            Section 5.4 Non-Contravention. The execution, delivery and performance by Cardiac of this Agreement and the consummation by Cardiac of the transactions contemplated hereby do not and will not (a) contravene or conflict with Cardiac's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order or decree binding upon or applicable to Cardiac or any of its Subsidiaries, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Cardiac or any of its Subsidiaries or to a loss of any benefit or status to which Cardiac or any of its Subsidiaries is entitled under any provision of any material agreement, contract or other instrument binding upon Cardiac or any of its Subsidiaries or any material license, franchise, permit or other similar authorization held by Cardiac or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Cardiac or any of its Subsidiaries other than, in the case of each of (b) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a Cardiac Material Adverse Effect or (y) prevent or materially impair the ability of Cardiac to consummate the transactions contemplated by this Agreement.

            Section 5.5 Capitalization.

            (a) The authorized capital stock of Cardiac consists of (i) 160,000,000 Cardiac Common Shares, of which 86,219,215 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. As of the date of this Agreement, 12,345,139 Cardiac Common Shares were reserved for issuance upon exercise of options pursuant to the Cardiac Stock Plan. As of the date of this Agreement, there are options to purchase 11,826,353 Cardiac Common Shares issued and outstanding pursuant to the Cardiac Stock Plan. All of the outstanding shares of capital stock of Cardiac have been duly and validly issued and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Cardiac has been issued in violation of any preemptive rights of the current or past stockholders of Cardiac.

            (b) Except as set forth in Section 5.5(a) or in Section 5.5(b) of the Cardiac Disclosure Letter, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of Cardiac, (ii) securities of Cardiac or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of Cardiac, or (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Cardiac, or obligations of Cardiac to issue, any capital stock, debt securities or other voting securities or obligating Cardiac to grant, extend or enter into any such agreement or commitment. There are no outstanding obligations of Cardiac to repurchase, redeem or otherwise acquire any securities of Cardiac. All warrants or other securities convertible into Cardiac Common Shares (other than options to purchase Cardiac Common Shares issued under the Cardiac Option Plans) to be assumed in the Cardiac Merger pursuant to Section 3.4 are set forth in Section 5.5(b) of the Cardiac Disclosure Letter. There are no outstanding obligations of Cardiac to grant, extend, accelerate the vesting of or enter into any option, warrant, equity security or other security of Cardiac. There are no Cardiac Common Shares that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Cardiac. There are no registration rights and voting trusts, proxies or other agreements or understandings to which Cardiac or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Cardiac.

            Section 5.6 Subsidiaries.

            (a) Each Subsidiary of Cardiac is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the Laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Cardiac Material Adverse Effect.

            (b) Each of the outstanding shares of capital stock of, or other ownership interest in, each Subsidiary of Cardiac has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by Cardiac in, each of its Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Cardiac Material Adverse Effect. There are no outstanding (i) securities of Cardiac or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants or other rights to acquire from Cardiac or any of its Subsidiaries, and no other obligation of Cardiac or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or (iii) obligations of Cardiac or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries.

            Section 5.7 The Cardiac SEC Documents.

            (a) Cardiac has made available to Quinton the Cardiac SEC Documents. Cardiac has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 2002. No Subsidiary of Cardiac is required to file any form, report, registration statement or prospectus or other document with the SEC.

            (b) As of its filing date, each Cardiac SEC Document complied with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be. No Cardiac SEC Document filed or furnished pursuant to the Exchange Act contained, as of its filing date or mailing date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Cardiac SEC Document filed pursuant to the Securities Act, as amended or supplemented, if applicable, contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            (c) Cardiac has heretofore furnished to Quinton a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Cardiac with the SEC pursuant to the Securities Act or the Exchange Act.

            (d) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Cardiac's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

            Section 5.8 Financial Statements.

            (a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Cardiac SEC Documents (the "Cardiac Financial Statements") and the unaudited financial statements for the quarter ended September 30, 2004 (without notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (ii) fairly presented the consolidated financial position of Cardiac and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Cardiac, except that the unaudited financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. Neither Cardiac, any of its Subsidiaries nor, to Cardiac's Knowledge, any director, officer, employee, auditor, accountant or representative of Cardiac or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cardiac or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Cardiac or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Cardiac or any of its Subsidiaries, whether or not employed by Cardiac or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Cardiac or any of its officers, directors, employees or agents to its Board of Directors or any committee thereof or to any director or officer of Cardiac.

            (b) Cardiac has made available to Quinton an unaudited draft balance sheet as of December 31, 2004 and the related unaudited draft statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 2004 (the "2004 Cardiac Financial

Statements"). To the Knowledge of Cardiac as of the date hereof, the 2004 Cardiac Financial Statements (i) were prepared in accordance with GAAP (except for the omission of notes thereto) and (ii) fairly present the consolidated financial position of Cardiac and its Subsidiaries and the consolidated results of its operations and cash flows as of and for the year ended December 31, 2004, consistent with the books and records of Cardiac.

            Section 5.9 No Material Undisclosed Liabilities. As of the date hereof, there are no liabilities of Cardiac or of any Subsidiary of Cardiac of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of Cardiac, other than:

                  (i) liabilities or obligations disclosed or provided for in the Cardiac Financial Statements or disclosed in the notes thereto; and

                  (ii) liabilities or obligations incurred or arising in the ordinary course of business after the date of the Cardiac Financial Statements included in the Cardiac 10-Q relating to the quarter ended September 30, 2004 or arising under this Agreement or incurred in connection with the transactions contemplated hereby; and

                  (iii) other liabilities or obligations, which individually do not exceed $25,000 and in the aggregate do not exceed $100,000.

            Section 5.10 Information to Be Supplied.

            (a) The information to be supplied in writing by Cardiac expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the Cardiac Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Cardiac makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied in writing by Quinton expressly for use therein.

            Section 5.11 Absence of Certain Changes. Since December 31, 2003, except as contemplated by this Agreement, Cardiac and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

            (a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Cardiac Material Adverse Effect;

            (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Cardiac Common Shares (other than regular quarterly cash dividends) or any repurchase, redemption or other acquisition by Cardiac or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Cardiac or any of its Subsidiaries;

            (c) any transaction or commitment made by, or any contract, agreement or settlement entered into by, or any judgment, order or decree to which Cardiac or any of its Subsidiaries is a party which relates to its assets or business (including without limitation the acquisition or disposition of any assets) or any relinquishment by Cardiac or any of its Subsidiaries of any contract or other right, in either case, material to Cardiac and its Subsidiaries taken as a whole, other than transactions, commitments, contracts, agreements or settlements (including, without limitation, settlements of litigation and Tax proceedings) in the ordinary course of business consistent with past practice, contemplated by this Agreement, or agreed to in writing by Quinton; or

            (d) any change by Cardiac in accounting principles or methods (other than as required by GAAP or Regulation S-X of the Exchange Act).

            Section 5.12 Transactions with Affiliates. Since December 31, 2003, no event has occurred that would be required to be reported by Cardiac pursuant to Item 404 of Regulation S-K promulgated by the SEC. Cardiac has delivered to Quinton a list identifying all persons who may be deemed to be "affiliates" of Cardiac for purposes of Rule 145 under the Securities Act.

            Section 5.13 Litigation. There is no material Action pending against, or to the Knowledge of Cardiac threatened against, Cardiac or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity.

            Section 5.14 Taxes. (a) All material Tax returns, statements, reports and forms (collectively, the "Cardiac Returns") required to be filed with any Taxing authority by, or with respect to, Cardiac and its Subsidiaries were filed on a timely basis and were true, complete and correct except to the extent that the failure to file or be true, complete and correct would not, individually or in the aggregate, have a Cardiac Material Adverse Effect; (b) Cardiac and its Subsidiaries have timely paid all material Taxes shown as due and payable on the Cardiac Returns (other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Cardiac Financial Statements) except to the extent that the failure to pay would not, individually or in the aggregate, have a Cardiac Material Adverse Effect; (c) Cardiac and its Subsidiaries have made provision for all material Taxes payable by them for which no Cardiac Return has yet been filed except for inadequately reserved Taxes that would not, individually or in the aggregate, have a Cardiac Material Adverse Effect; (d) no Taxing authority has asserted or initiated (or, to the Knowledge of Cardiac, threatened to assert or initiate) in writing any action, suit, proceeding or claim against Cardiac or any of its Subsidiaries that, individually or in the aggregate, would have a Cardiac Material Adverse Effect; (e) there are no Liens for Taxes on the assets of Cardiac or any of its Subsidiaries other than Liens for Taxes not yet due and payable or that would not, individually or in the aggregate, have a Cardiac Material Adverse Effect;
(f) except for any year for which the applicable statute of limitations has expired, neither Cardiac nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Cardiac was the common parent; (g) except for any year for which the applicable statute of limitations has expired, neither Cardiac nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other Person (other than Cardiac or any of its Subsidiaries) with respect to Taxes or to compensate any other Person for any Tax payment or Tax liability under a Tax sharing or similar agreement; (h) neither Cardiac nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that under any circumstances could obligate it to make any payments that will not be deductible under Code Sections 280G or 162(m); (i) neither Cardiac nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;
(j) neither Cardiac nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2); and (k) neither Cardiac nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two
(2) years prior to the date hereof, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

            Section 5.15 Employees and Employee Benefits.

            (a) Cardiac has made available to Quinton each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation or insurance coverage (including any self-insured arrangements and, if applicable, related trust agreements), all amendments thereto and the most recent written summary descriptions thereof, together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan, (i) which is maintained, administered or contributed to by Cardiac or any of its Subsidiaries and covers any employee or former employee of Cardiac or any of its Subsidiaries, or (ii) with respect to which Cardiac or any of its Subsidiaries has or could have any material liability or expense. Such plans are referred to collectively herein as the "Cardiac Employee Plans."

            (b) Each Cardiac Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and (i) has received an unrevoked favorable determination letter from the IRS with respect to such Cardiac Employee Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation through what is commonly referred to as "GUST," (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is entitled, under IRS Announcement 2001-77, to rely on the favorable opinion or advisory letter issued by the IRS to the prototype or volume submitter plan sponsor of such Cardiac Employee Plan. Nothing has occurred, or is reasonably expected by Cardiac that could adversely affect the qualification or exemption of any such Cardiac Employee Plan. Cardiac will make available upon request to Cardiac copies of the most recent IRS determination letters with respect to each such Cardiac Employee Plan. Each Cardiac Employee Plan has been administered in compliance with its terms and with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Code, which are applicable to such Cardiac Employee Plan except as would not be reasonably likely to have a Cardiac Material Adverse Effect. Cardiac, each of its Subsidiaries and all other Persons (including, without limitation, all fiduciaries) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Cardiac Employee Plan, including, without limitation, all reporting, disclosure and notification obligations. All contributions, premiums and other payments due or required to be paid to (or with respect to) each Cardiac

Employee Plan have been timely paid, or, if not yet due, have been properly accrued on the Cardiac Financial Statements.

            (c) Neither Cardiac nor any of its Subsidiaries sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a "multiemployer plan," as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or
Section 413(c) of the Code, (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (iv) a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA.

            (d) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Cardiac, threatened with respect to (or against the assets of) any Cardiac Employee Plan except as would not be reasonably likely to have a Cardiac Material Adverse Effect, nor, to the Knowledge of the Cardiac, is there a basis for any such action, suit or claim. No Cardiac Employee Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the U.S. Department of Labor or any other governmental entity or agency except as would not be reasonably likely to have a Cardiac Material Adverse Effect, and, to the Knowledge of the Cardiac, no such action is contemplated or under consideration by the IRS, the U.S. Department of Labor or any other Governmental Entity.

            (e) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Cardiac Employee Plan, employment or severance agreement to which Cardiac or any of its Subsidiaries is a party, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, executive or director of Cardiac or any of its Subsidiaries.

            (f) To the Knowledge of Cardiac, neither Cardiac nor any of its Subsidiaries maintains or contributes to any Cardiac Employee Plan which provides, or has any liability to provide, life insurance, medical or other welfare benefits to any employee upon such employee's retirement or termination of employment, except as required by Section 601 of ERISA and Section 4980B of the Code.

            (g) To the Knowledge of Cardiac, there has been no amendment to, written interpretation or announcement (whether or not written) to create, enter into, contribute to or otherwise relating to any Cardiac Employee Plan which would increase materially the expense of maintaining such Cardiac Employee Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

            (h) To the Knowledge of Cardiac, Cardiac and each of its Subsidiaries is in substantial compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages, hours and withholding. No work stoppage or labor strike against Cardiac or any Affiliate of Cardiac is pending, threatened or reasonably anticipated. Cardiac does not know of any activities or proceedings of any labor union to organize any Cardiac employees. There are no Actions pending, or, to the Knowledge of Cardiac, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Cardiac employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Cardiac. Neither Cardiac nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Cardiac nor any of its Subsidiaries is presently, or has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Cardiac employees and no collective bargaining agreement is being negotiated with respect to Cardiac employees. Neither Cardiac nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar Law which remains unsatisfied.

            Section 5.16 Compliance with Laws; Sarbanes-Oxley.

            (a) Cardiac and its Subsidiaries have all material licenses, permits and qualifications necessary to conduct their businesses and own their properties in each jurisdiction in which Cardiac or its Subsidiaries currently do business or own property, or in which such license, permit or qualification is otherwise required. Cardiac and its Subsidiaries have complied in all material respects with all Laws applicable to their businesses and the present use by Cardiac and its Subsidiaries of their respective properties, and the business conducted by Cardiac and its Subsidiaries, does not violate in any material respect any such Laws and Cardiac and its Subsidiaries have timely filed all reports and returns required by Law and all such returns and reports are true and correct in all material respects, and there are no material deficiencies with respect to such filings or submissions.

            (b) Cardiac is in compliance with, and has complied, in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act and (B) the applicable listing and corporate governance rules and regulations of Nasdaq. There are no outstanding loans made by Cardiac to any of its executive officers (as defined under Rule 3b-7 under the Exchange Act) or directors. Since the enactment of the Sarbanes-Oxley Act, Cardiac has not made any loans to any such executive officer or director. Cardiac has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that information relating to Cardiac, required to be disclosed by Cardiac in the reports that it files or submits under the Exchange Act is accumulated and communicated to Cardiac's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Cardiac in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. To the best of its Knowledge: Cardiac has established and maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act); such internal controls are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Cardiac's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Cardiac's auditors and the audit committee of the board of directors of Cardiac (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Cardiac's ability to record, process, summarize and report financial data and have identified for its auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Cardiac's internal controls. Since January 1, 2003, neither Cardiac, nor to the Knowledge of Cardiac, any director, officer, employee, auditor, accountant or representative of Cardiac has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cardiac or its internal accounting controls, including any material complaint, allegation, assertion or claim that Cardiac has engaged in questionable accounting or auditing practices. For purposes of this paragraph, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Exchange Act.

            (c) To the Knowledge of Cardiac, no employee of Cardiac has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Cardiac nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Cardiac or any such Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Cardiac or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

            Section 5.17 Environmental Matters. (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no Action is pending or, the Knowledge of Cardiac, threatened by any Person against Cardiac or any of its Subsidiaries, with respect to any applicable Environmental Law, (ii) Cardiac and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws and (iii) there are no liabilities or obligations of Cardiac or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities) which would have a Cardiac Material Adverse Effect, and there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in or be the basis for any such liabilities or obligations which would have a Cardiac Material Adverse Effect.

            Section 5.18 Medical Device Regulatory Compliance.

            (a) All medical devices of Cardiac or any of its Subsidiaries that are subject to regulation by the FDA and other applicable U.S. federal, state or local regulatory agencies, are manufactured, produced, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all applicable regulations, guidelines and orders administered or issued by the FDA and any other applicable U.S. federal, state and local regulatory agencies, including without limitation, the following (except where any failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Cardiac Material Adverse Effect):

            -     FDA Quality System Regulation;

            -     FDA Establishment Registration requirements;

            -     FDA Medical Device Listing requirements;

            -     FDA Premarket Notification (510(k)) regulations;

            -     FDA Labeling regulations; and

            -     FDA Medical Device Reporting regulations.

            (b) All medical device manufacturing sites and facilities of Cardiac and its Subsidiaries are operated in compliance in all material respects with the FDA's Establishment Registration requirements and Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

            (c) Each medical device manufactured, produced, tested, developed, processed, labeled, stored or distributed by or on behalf of Cardiac or any of its Subsidiaries (and any modification thereof, as applicable) has received
Section 510(k) clearance(s) from the FDA clearing such device for commercial distribution. None of Cardiac's or its Subsidiaries' current medical devices (including any such device under development) are the subject of or require FDA premarket approval, pre-clinical or clinical trial.

            (d) To the Knowledge of Cardiac, each medical device distributed, sold or leased, or service rendered, by Cardiac or any of its Subsidiaries complies in all material respects with all applicable product safety and electrical safety standards of each applicable product and electrical safety agency, commission, board or other Governmental Entity.

            (e) Neither Cardiac nor any of its Subsidiaries, nor, to the Knowledge of Cardiac, any officer, employee or agent of Cardiac or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting fraud, untrue statements, bribery and illegal gratuities or any similar policy.

            (f) Other than as disclosed in the Cardiac Disclosure Letter, there are no FDA warning letters, recalls (either voluntary or mandatory), seizures, revocations of prior FDA approval, internal stop-ships, banned or administratively detained products or other enforcement actions or sanctions of the FDA in connection with any medical devices currently manufactured, produced, tested, developed, processed, labeled, stored or distributed by or on behalf of Cardiac or any of its Subsidiaries.

            (g) Cardiac and each of its Subsidiaries has obtained all necessary foreign government agency licenses, approvals, permits or authorizations for sale and distribution of its medical devices, as applicable, to each foreign country or jurisdictions in which such medical device is currently sold, leased, marketed or otherwise commercially distributed and is in compliance with applicable Laws of such countries and/or jurisdictions, except where any failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Cardiac Material Adverse Effect.

            Section 5.19 Intellectual Property.

            (a) All patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; registered trademarks and applications therefor; and registered copyrights and applications therefor owned or controlled by Cardiac or its Subsidiaries (collectively, "Cardiac Registered Intellectual Property"), together with any other type of rights in Intellectual Property that are owned or controlled by Cardiac or any of its Subsidiaries and that (x) relates to any Cardiac product or (y) is otherwise material to the research, development, manufacturing or commercialization of any Cardiac product, are collectively referred to herein as "Cardiac Intellectual Property Rights". Section 5.19 of the Cardiac Disclosure Letter lists all Cardiac Registered Intellectual Property. All Cardiac Intellectual Property Rights are either (i) owned by, or subject to a valid license or a valid obligation of assignment to, Cardiac or its Subsidiaries free and clear of all mortgages, liens, security interests, leases, pledges, encumbrances, equities, claims, charges, options, written restrictions, rights of first refusal, title retention agreements or other exceptions to title which affect the Cardiac Intellectual Property Rights or restrict the use by Cardiac or any of its Subsidiaries of the Cardiac Intellectual Property Rights in any material way ("Cardiac IP Liens"), or (ii) controlled by Cardiac or its Subsidiaries free and clear (to the Knowledge of Cardiac) of all Cardiac IP Liens. Cardiac and its Subsidiaries are the sole legal and beneficial owners of all the Cardiac Intellectual Property Rights. There are no actions pending or, to the Knowledge of Cardiac, threatened with regard to the ownership or control by Cardiac or any of its Subsidiaries of any of the Cardiac Intellectual Property Rights. To the Knowledge of Cardiac and its Subsidiaries, the Cardiac Intellectual Property Rights have not been, and are not being, infringed. To the Knowledge of Cardiac and its Subsidiaries , the Cardiac Intellectual Property rights are valid and enforceable. To the Knowledge of Cardiac and its Subsidiaries, there are no facts or circumstances that could impair the validity or enforceability of any of the Cardiac Intellectual Property Rights. Neither Cardiac nor its Subsidiaries has received any communications challenging the validity or enforceability of the Cardiac Intellectual Property Rights or their ownership of Cardiac Intellectual Property Rights. There are no pending or, to the Knowledge of Cardiac or its Subsidiaries, threatened claims that Cardiac or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use, sale or importation by Cardiac or any of its Subsidiaries of any commercial products or to the operations of Cardiac or any of its Subsidiaries) any Intellectual Property of any Person. To the Knowledge of Cardiac and its Subsidiaries , there are no patent rights of any third Party that are known to be dominating, interfering, or potentially dominating or interfering and that could be asserted by a Person to exclude or prevent Cardiac or its Subsidiaries or licensees from manufacturing or commercializing their products. Neither Cardiac nor its Subsidiaries knows of any valid grounds for any bona fide claim that the conduct of Cardiac's or its Subsidiaries business will infringe or misappropriate any of the Intellectual Property rights owned by any other Person.

            (b) Cardiac and its Subsidiaries have used commercially reasonable efforts to maintain their confidential information and trade secrets in confidence, including entering into licenses and contracts that generally require licensees, contractors and other third Persons with access to such trade secrets to keep such trade secrets confidential. All employees of Cardiac and its Subsidiaries have entered into valid and binding agreements with Cardiac and/or its Subsidiaries (as the case may be) sufficient to vest title in Cardiac or such Subsidiaries of all Cardiac Intellectual Property Rights created by such employees in the scope of their employment. To the extent that any Cardiac Intellectual Property Rights have been developed or created by a third Party for Cardiac or any of its Subsidiaries, Cardiac and/or such Subsidiaries have a written agreement with such third Party with respect thereto and Cardiac and/or such Subsidiaries thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third Party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

            (c) Neither Cardiac nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Cardiac Intellectual Property Rights to any third Party within the last two years.

            (d) Neither Cardiac nor any of its Subsidiaries has given any indemnities in connection with any Cardiac Intellectual Property Rights to any third party other than indemnities given in the ordinary course of business or that would not reasonably be expected to have a Cardiac Material Adverse Effect.

            (e) The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Cardiac or any of its Subsidiaries in any Cardiac Intellectual Property Rights or result in the breach or termination of any license, contract or agreement to which Cardiac or any of its Subsidiaries is a party respecting any Cardiac Intellectual Property Rights.

            (f) Neither the consummation of the transactions contemplated by this Agreement nor the transfer of any contracts, licenses, agreements or Cardiac Intellectual Property Rights will trigger any provision of any contract, license or agreement of Cardiac or any of its Subsidiaries that purports to obligate Cardiac or such Subsidiary to (i) grant to any third Party any rights or licenses with respect to any Cardiac Intellectual Property Rights; or (ii) increase the royalties or other amounts payable for licenses to Cardiac Intellectual Property Rights in excess of that being paid by Cardiac and/or its Subsidiaries prior to the Closing.

            Section 5.20 Finders' Fees; Opinion of Financial Advisor.

            (a) Except for CIBC World Markets Corp. ("CIBC World Markets"), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Cardiac or any of its respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cardiac.

            (b) The Board of Directors of Cardiac has received the opinion of CIBC World Markets to the effect that, as of the date of such opinion and subject to the matters stated therein, the Cardiac Exchange Ratio was fair from a financial point of view to the holders of Cardiac Common Shares (other than Perseus, LLC and its Affiliates), a copy of which opinion will be made available to Quinton solely for informational purposes after receipt thereof by Cardiac.

            Section 5.21 Absence of Liens and Encumbrances; Real Property.

            (a) Cardiac and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any Liens except as reflected in the Cardiac Financial Statements and except for Liens for Taxes not yet delinquent and such imperfections of title and encumbrances, if any, which would not be material to Cardiac.

            (b) Neither Cardiac nor any Subsidiary of Cardiac owns any real property. Section 5.21 of the Cardiac Disclosure Letter sets forth a list of all properties leased or otherwise occupied by Cardiac or any of its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent (the "Cardiac Facilities"). Section 5.21 of the Cardiac Disclosure Letter identifies all of the leases or other occupancy agreements with respect to the Cardiac Facilities (the "Cardiac Leases") and any amendments or modifications to the Cardiac Leases. No party other than Cardiac, its Subsidiaries or a subtenant identified in Section 5.21 of the Cardiac Disclosure Letter, as applicable, has the right to occupy any of the Cardiac Facilities. The execution and delivery of this Agreement by Cardiac do not, and the performance of this Agreement by Cardiac will not, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Cardiac's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Cardiac Lease.

            Section 5.22 Agreements, Contracts and Commitments. Except as filed as an exhibit to the Cardiac SEC Documents, neither Cardiac nor any of its Subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement, contract or commitment with any executive officer or director, other than those that are terminable by Cardiac or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Cardiac;

            (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business, that would not reasonably be expected to have a Cardiac Material Adverse Effect, or any guaranty of the obligations of a Subsidiary of Cardiac;

            (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Cardiac or any of its Subsidiaries to engage in any line of business or to compete with any person or which limits Cardiac's access to certain segments of a specified market;

            (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Cardiac or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Cardiac has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Cardiac's Subsidiaries;

            (f) any dealer, distributor, joint marketing or development agreement currently in force under which Cardiac or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of one hundred twenty (120) days or less, or any material agreement pursuant to which Cardiac or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Cardiac or any of its Subsidiaries and which may not be canceled without penalty upon notice of one hundred twenty (120) days or less;

            (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Cardiac and its Subsidiaries taken as a whole;

            (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Cardiac product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Cardiac products, service or technology except agreements with distributors or sales representative in the normal course of business and substantially in the form previously provided to Quinton;

            (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit (other than trade debt incurred in the ordinary course of business);

            (j) any settlement agreement entered into within three (3) years prior to the date of this Agreement with respect to which Cardiac has contingent obligations of a material nature; or

            (k) any other agreement, contract or commitment that, either individually or taken together with all other contracts with the same party, will, if fulfilled in accordance with its terms, result in payments being made by Cardiac in excess of $1,000,000 in the calendar year ending December 31, 2005.

      Neither Cardiac nor any of its Subsidiaries, nor to Cardiac's Knowledge any other party to a Cardiac Contract (as defined below), is in breach, violation or default under, and neither Cardiac nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Cardiac or any of its Subsidiaries is a party or by which it is bound that are either filed as an exhibit to any Cardiac SEC Document or required to be disclosed in the Cardiac Disclosure Letter (any such agreement, contract or commitment, a "Cardiac Contract") in such a manner as would permit any other party to cancel or terminate any such Cardiac Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

            Section 5.23 Customers and Suppliers. None of the ten (10) largest customers and ten (10) largest suppliers of Cardiac (based on purchases during the fiscal year ended December 31, 2004) has canceled or otherwise terminated, or made any written threat to Cardiac to cancel or otherwise terminate its relationship with Cardiac, or its usage of the services or products of Cardiac, and to the Knowledge of Cardiac, no such customer or supplier intends to cancel or otherwise terminate its relationship with Cardiac or to materially decrease its usage of the services or products of Cardiac, as the case may be. Cardiac has not knowingly breached, so as to provide a benefit to Cardiac that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Cardiac. Section 5.23 of Cardiac Disclosure Letter sets forth the names of the ten largest customers (by dollar amount of sales) and ten largest suppliers (by dollar amount of purchases) of Cardiac for the year ended December 31, 2004, and the dollar amount of sales and purchases for each such customer and supplier during such periods.

            Section 5.24 S-3 Eligibility. Cardiac meets the registrant requirements for the use of Form S-3. Cardiac has no basis to believe that its past or present independent public accountants will withhold their consent to the inclusion, or incorporation by reference, of their audit opinion concerning Cardiac's financial statements which are to be included in the Registration Statement.

            Section 5.25 Nasdaq Qualification. Cardiac meets the independent director and audit committee requirements set forth in Nasdaq Marketplace Rule 4350.

                                   ARTICLE VI
                               CONDUCT OF BUSINESS

            Section 6.1 Interim Operations. Except as set forth in the Quinton Disclosure Letter, in the case of Quinton, the Cardiac Disclosure Letter, in the case of Cardiac, or as otherwise expressly contemplated hereby, without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, Quinton and Cardiac shall, and shall cause each of their respective Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required by applicable Laws for the operation of its business and (iii) preserve existing relationships with its key employees, its key agents, and its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the Quinton Disclosure Letter, in the case of Quinton, or the Cardiac Disclosure Letter, in the case of Cardiac, or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of the other party, neither Quinton nor Cardiac shall, nor shall either permit any of its Subsidiaries to:

            (a) amend its certificate of incorporation or bylaws (or similar governing documents);

            (b) take any action that would prevent or materially impair the ability of it to consummate the transactions contemplated by this Agreement, including actions that would be reasonably likely to prevent or materially impair its ability to obtain any consent, registration, approval, permit or authorization required to be obtained from any Governmental Entity prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement;

            (c) split, combine or reclassify any shares of its capital stock or any of its Subsidiaries which are not wholly-owned or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or any securities of any of its Subsidiaries which are not wholly-owned, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any of its Subsidiaries which are not wholly-owned;

            (d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than
(A) the issuance of Quinton Common Shares or Cardiac Common Shares, as the case may be, upon the exercise of stock options outstanding on the date hereof, (B) the issuance of stock options in the ordinary course of business to purchase up to 75,000 Quinton Common Shares or 350,000 Cardiac Common Shares, as the case may be, pursuant to the Quinton Stock Plans or Cardiac Stock Plan, as the case may be, in accordance with their present terms except that no such stock options shall be issued to any executive officer of Quinton or Cardiac; and (C) the issuance of Quinton Common Shares pursuant to the Quinton ESPP;

            (e) other than expenses incurred in connection with this transaction such as reasonable legal and accounting expenses, and investment banking expenses, incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by its capital expenditure budget, (ii) incurred in the ordinary course of business, or (iii) not otherwise described in clauses (i) and/or (ii) which are not in excess of an aggregate of $100,000;

            (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions any assets of or equity interests in any Person;

            (g) sell, lease, license, encumber or otherwise dispose of any assets (including, without limitation, intellectual property rights), other than
(i) in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of its business, and
(iii) sales or other dispositions of assets related to discontinued operations;

            (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others or request any advances in respect of, or make any drawdowns on, any existing indebtedness which advance or drawdown (together with other advances or drawdowns made after the date of this Agreement) exceeds $100,000 in the aggregate;

            (i) enter into, amend, modify or terminate any material contract, agreement or arrangement or otherwise waive, release or assign any material rights, claims or benefits thereunder, except in the ordinary course of business;

            (j) (i) except in the ordinary course of business consistent with past practice, or as required by Law or by an agreement existing on the date hereof, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by Law or by an agreement existing on the date hereof, adopt any severance program or grant any material severance or termination pay to any director, officer or employee, (iii) adopt or implement any employee retention program or other incentive arrangement not in existence on the date hereof or amend in any material respect such program or arrangement, (iv) adopt any additional employee benefit plan or, except in the ordinary course of business, make any material contribution to any existing plan (other than as required by Law or such plan), or (v) except as may be required by Law or pursuant to any agreement existing on the date hereof, amend in any material respect any Quinton Employee Plan or Cardiac Employee Plan, as the case may be;

            (k) change its (x) methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants or (y) fiscal year;

            (l) other than in the ordinary course of business consistent with past practice, make any Tax election or enter into any settlement or compromise of any Tax liability that in either case is material to its business;

            (m) pay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (y) for an amount of $100,000 or less, or (z) ordinary course repayment of indebtedness or payment of contractual obligations when due;

            (n) commence any Action other than in accordance with past practice, or settle or propose to settle, any Action for material money damages or restrictions upon its operations;

            (o) take any action that would cause any of its representations and warranties herein to become untrue in any material respect; and

            (p) agree, resolve or otherwise commit to do any of the foregoing.

                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

            Section 7.1 Joint Proxy Statement/Prospectus

            (a) As promptly as practicable after the date hereof, Quinton and Cardiac shall jointly prepare, and Holding Company shall file with the SEC, the Registration Statement. Holding Company shall use commercially reasonable efforts, and each of Quinton and Cardiac shall each cooperate with Holding Company, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of Quinton and Cardiac shall mail the Joint Proxy Statement/Prospectus to its respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. Each of Quinton and Cardiac shall furnish all information concerning it and the holders of its capital stock as reasonably requested by Holding Company for inclusion in the Registration Statement.

            (b) No filing of, or any amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by Holding Company without providing Quinton and Cardiac the opportunity to review and comment thereon. Holding Company will advise Quinton and Cardiac promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Holding Company Common Shares issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to either party, or any of their respective Affiliates, officers or directors should be discovered by Quinton or Cardiac, that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Quinton and Cardiac.

            (c) Quinton and Cardiac shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby and
(ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any legal proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

            Section 7.2 Quinton Stockholders Meeting. Quinton shall cause a meeting of its stockholders (the "Quinton Stockholders Meeting") to be duly called and held for the purpose of obtaining the Quinton Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Except as provided in Section 7.4, (a) Quinton's Board of Directors shall recommend approval and adoption by its stockholders of this Agreement (the "Quinton Recommendation"), and (b) Quinton shall use commercially reasonable efforts to solicit the Quinton Stockholder Approval.

            Section 7.3 Cardiac Stockholders Meeting. Cardiac shall cause a meeting of its stockholders (the "Cardiac Stockholders Meeting") to be duly called and held for the purpose of obtaining the Cardiac Stockholder Approval as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Except as provided in Section 7.4, (a) Cardiac's Board of Directors shall recommend approval and adoption by its stockholders of this Agreement (the "Cardiac Recommendation"), and (b) Cardiac shall use commercially reasonable efforts to solicit the Cardiac Stockholder Approval.

            Section 7.4 Acquisition Proposals; Board Recommendation.

            (a) Each of Quinton and Cardiac agrees that it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of such party or any of its Subsidiaries, directly or indirectly, to (i) take any action to solicit, initiate or facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in any negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of such party's equity securities or (iv) other than in the manner contemplated by Section 7.4(d), enter into any agreement with respect to any Acquisition Proposal; provided, however, that each of Quinton and Cardiac may take any actions described in the foregoing clauses (i), (ii), (iii), or (iv) in respect of any Person who makes an unsolicited Acquisition Proposal, but only if (x) such party's Board of Directors, after consultation with its investment advisors and outside legal counsel, determines in its good faith judgment that either (A) such Acquisition Proposal constitutes a Superior Proposal and provides written notice of termination of this Agreement in accordance with Section 7.4(d) and
Section 10.1, or (B) such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, and (y) prior to furnishing any non-public information to such Person, such Person shall have entered into a confidentiality agreement with Quinton or Cardiac, as the case may be, on terms no less favorable to the such party than the terms of the Mutual Non-Disclosure Agreement, dated July 7, 2004, between Quinton and Cardiac, agreeing to keep confidential any non-public information received. In addition to the foregoing requirements, the Board of Directors of such party shall be prohibited from taking such actions with respect to an Acquisition Proposal unless the Board of Directors determines, after consulting with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under the DGCL. In addition to the foregoing, such party shall (i) provide the other party with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of such party's Board of Directors) of any meeting of such party's Board of Directors at which such party's Board of Directors is reasonably expected to consider an Acquisition Proposal and (ii) provide the other party with the same prior written notice of a meeting of such party's Board of Directors at which such party's Board of Directors is reasonably expected to recommend a Superior Proposal to its stockholders as is provided to such party's Board of Directors together with a copy of the definitive documentation relating to such Superior Proposal.

            (b) Until this Agreement shall have been terminated pursuant to
Section 7.4(d), neither party's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to such party's stockholders. Notwithstanding the foregoing, nothing contained in this Section 7.4(b) or elsewhere in this Agreement shall prevent either party's Board of Directors from
(i) complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Law or (ii) withdrawing the Quinton Recommendation or Cardiac Recommendation, as the case may be, if, after consulting with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under the DGCL.

            (c) Promptly (but in no event later than forty-eight (48) hours) after receipt by either party or any of its Subsidiaries (or any of their respective directors, officers, agents or advisors) of any Acquisition Proposal, any request for non-public information or for access to the properties, books or records of such party or any of its Subsidiaries or any request for a waiver or release under any standstill or similar agreement, by any Person that has made an Acquisition Proposal or indicates that it is considering making an Acquisition Proposal, such party shall notify the other party (x) that a Person may be considering making an Acquisition Proposal, and (y) of the identity of such Person and, if an Acquisition Proposal is made, of the material terms of such Acquisition Proposal. Each party shall keep the other party reasonably informed of the status and material terms of any such Acquisition Proposal.

            (d) Upon notice and in accordance with the terms of Section 10.1, and subject to Section 10.4(c), either party may terminate this Agreement at any time before the Quinton Stockholder Approval or Cardiac Stockholder Approval, as applicable, is obtained if (i) such party's Board of Directors shall have authorized such party, subject to the terms and conditions of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal, (ii) such party notifies the other party that it intends to enter into such agreement, specifying the material terms and conditions of such agreement, and (iii) within five Business Days of receiving the notice described in (ii) above, the other party fails to propose and agree to enter into a modification of this Agreement or, after proposing to enter into a modification to this Agreement within such five Business Day period, such party's Board of Directors determines by a majority vote in its good faith judgment, after consultation with its investment advisors and outside legal counsel, that such Acquisition Proposal previously determined to constitute a Superior Proposal continues to be a Superior Proposal.

                                  ARTICLE VIII
                        COVENANTS OF CARDIAC AND QUINTON

            Section 8.1 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, the parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed. Nothing in this Section shall require either party to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of such party or the conduct of its business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason (any such sale, holding separate or other disposition or conduct of business shall be referred to herein as a "Burdensome Condition").

            Section 8.2 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that neither party shall be required to consult with the other party with respect to the inclusion in any press release or public statement of any information that is the same as, or substantially similar to, information previously disclosed in compliance with this Section 8.2.

            Section 8.3 Access to Information; Notification of Certain Matters.

            (a) From the date hereof until the Effective Time and subject to applicable Law, Quinton and Cardiac shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party,
(ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and
(iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this
Section 8.3(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. All such information shall be deemed proprietary information of the delivering party, and shall, to the fullest extent permitted by Law, be kept confidential by the receiving party and not used other than in connection with the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 8.3(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder.

            (b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:

                  (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby;

                  (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                  (iii) any fact, or of the occurrence or impending occurrence of any event or circumstance, relating to it or any of its Subsidiaries which would be reasonably likely to cause a breach of any representation, warranty, covenant or agreement in this Agreement by such party or which has had or is reasonably likely to have a Material Adverse Effect on such party; provided, however, that the delivery of any notice pursuant to this Section 8.3(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            Section 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Holding Company will be authorized to execute and deliver, in the name and on behalf of Quinton and Cardiac, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Quinton and Cardiac, any other actions and things to vest, perfect or confirm of record or otherwise in Holding Company and Cardiac Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Quinton and Cardiac, as the case may be, acquired or to be acquired by Holding Company and Cardiac Surviving Corporation as a result of, or in connection with, the Mergers.

            Section 8.5 Tax Matters. Quinton and Cardiac will use their respective best efforts to cause the Mergers to be treated as reorganizations under Section 368(a) of the Code or as an exchange under Section 351 of the Code.

            Section 8.6 Section 16 Matters. Quinton and Cardiac shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other acquisitions of equity securities of Holding Company (including derivative securities) in connection with this Agreement by each individual related to either Quinton or Cardiac who is subject to Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

            Section 8.7 Indemnification.

            (a) Holding Company shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Quinton and its

Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Quinton pursuant to Quinton's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Quinton and its Subsidiaries and
(b) without limitation to clause (a), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby),
(ii) include and cause to be maintained in effect in Holding Company's certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Quinton and
(iii) (A) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Quinton (provided that Holding Company (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holding Company be required to expend an amount in excess of two hundred percent (200%) of the annual premium currently paid by Quinton for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holding Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount, or (B) provide tail coverage for such persons covered by current policies of directors and officers liability insurance and fiduciary liability insurance maintained by Quinton, which tail coverage shall provide coverage for six (6) years for acts prior to the Effective Time or terms no less favorable than the terms of such current insurance coverage. The obligations of Holding Company under this Section 8.7(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 8.7(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 8.7(a) applies shall be third party beneficiaries of this Section 8.7(a)).

            (b) Holding Company shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Cardiac and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Cardiac pursuant to Cardiac's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Cardiac and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Cardiac Surviving Corporation's certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Cardiac and (iii) (A) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Cardiac (provided that Holding Company (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Holding Company be required to expend in excess of two hundred percent (200%) of the annual premium currently paid by Cardiac for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Cardiac shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount, or (B) provide tail coverage for such persons covered by current policies of directors and officers liability insurance maintained by Cardiac, which tail coverage shall provide coverage or six (6) years for acts prior to the Effective Time or terms no less favorable than the terms of such current insurance coverage. The obligations of Holding Company under this Section 8.7(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 8.7(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7(b)).

            Section 8.8 Nasdaq Matters. Holding Company shall use commercially reasonable efforts to cause the Holding Company Common Shares to be issued in connection with the Mergers and the Holding Company Common Shares to be reserved for issuance upon exercise of Cardiac Options and Quinton Options to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

            Section 8.9 Holding Company Board of Directors. Prior to the Effective Time, Quinton and Cardiac shall take all necessary actions so that the Board of Directors of Holding Company shall consist of the following nine members (with any vacancies to be designated upon the mutual agreement of Quinton and Cardiac): Raymond W. Cohen, Chairman, Ruediger Naumann-Etienne, Vice-Chairman, Bruce Barclay, W. Robert Berg, Jue-Hsien Chern, Harvey N. Gillis, John R. Hinson, Ray E. Newton, III and Jeffrey F. O'Donnell, Sr.

            Section 8.10 Holding Company Officers. Prior to the Effective Time, Quinton and Cardiac shall take all necessary actions so that the officers of Holding Company shall be as follows: John R. Hinson, President and Chief Executive Officer and Michael K. Matysik, Senior Vice President, Chief Financial Officer and Secretary.

            Section 8.11 Consummation of Senior Note and Warrant Conversion. Concurrently with or immediately after the Effective Time, the transactions contemplated by the Senior Note and Warrant Conversion Agreement shall be consummated by Holding Company, Cardiac and the other parties thereto. Prior to the Effective Time, any amendment to the Senior Note and Warrant Conversion Agreement shall require the prior written consent of Quinton.

                                   ARTICLE IX
                            CONDITIONS TO THE MERGERS

            Section 9.1 Conditions to the Obligations of Each Party. The obligations of Quinton and Cardiac to consummate the Mergers are subject to the satisfaction of the following conditions:

            (a) the Quinton Stockholder Approval and Cardiac Stockholder Approval shall have been obtained;

            (b) the Holding Company Common Shares to be issued in the Mergers shall have been authorized for listing on Nasdaq, subject to official notice of issuance;

            (c) (i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

            (d) any applicable waiting period under the HSR Act relating to the Mergers shall have expired or been earlier terminated without the imposition of any Burdensome Condition;

            (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Mergers nor is there pending any action that seeks to restrain, enjoin or otherwise prohibit the consummation of the Mergers;

            (f) the parties shall have obtained or made all consent, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Section 4.3 and Section 5.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) would be reasonably likely to have a Material Adverse Effect on the Holding Company, after giving effect to the Mergers;

            Section 9.2 Conditions to the Obligations of Quinton. The obligations of Quinton to consummate the Quinton Mergers are subject to the satisfaction of the following further conditions:

            (a) Cardiac shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

            (b) the representations and warranties of Cardiac contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications included therein) shall have been true and correct when made and at and as of the Effective Time as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a Cardiac Material Adverse Effect;

            (c) Quinton shall have received certificates signed by the Chief Executive Officer or Chief Financial Officer of Cardiac to the foregoing effect;

            (d) between the date hereof and the Closing, there shall have occurred no event or circumstance having a Cardiac Material Adverse Effect; and

            (e) Quinton shall have received the opinion of Perkins Coie LLP, counsel to Quinton, to the effect that, for federal income tax purposes, the Quinton Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code or as part of an exchange under Section 351 of the Code (it being agreed that the parties shall each provide reasonable cooperation including making reasonable representations to Perkins Coie LLP to enable it to render such opinion).

            Section 9.3 Conditions to the Obligations of Cardiac. The obligations of Cardiac to consummate the Cardiac Merger are subject to the satisfaction of the following further conditions:

            (a) Quinton shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

            (b) the representations and warranties of Quinton contained in this Agreement (without giving effect to any materiality, Material Adverse Effect or similar qualifications included therein) shall have been true and correct when made and at and as of the Effective Time as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date), except for such inaccuracies as would not be reasonably likely, individually or in the aggregate, to have a Quinton Material Adverse Effect;

            (c) Cardiac shall have received certificates signed by the Chief Executive Officer or Chief Financial Officer of Quinton to the foregoing effect;

            (d) between the date hereof and the Closing, there shall have occurred no event or circumstance having a Quinton Material Adverse Effect; and

            (e) Cardiac shall have received the opinion of Stradling Yocca Carlson & Rauth, counsel to Cardiac, to the effect that, for federal income tax purposes, the Cardiac Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or as part of an exchange under Section 351 of the Code (it being agreed that the parties shall each provide reasonable cooperation including making reasonable representations to Stradling Yocca Carlson & Rauth to enable it to render such opinion).

                                   ARTICLE X

                                   TERMINATION

            Section 10.1 Termination. This Agreement may be terminated, and the Mergers abandoned, at any time prior to the Effective Time by written notice by the terminating party to the other parties (except if such termination is pursuant to Section 10.1(a)):

            (a) by mutual written agreement of Quinton and Cardiac;

            (b) by either Quinton or Cardiac, if

                  (i) there shall be any Law that makes consummation of the Mergers illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Quinton or Cardiac from consummating the Mergers is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such Law, regulation, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such Law, judgment, injunction, order or decree; or

                  (ii) the Quinton Stockholder Approval shall not have been obtained at the Quinton Stockholders Meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to Quinton if Quinton's action or failure to act has been a principal cause of or resulted in the failure of the Quinton Merger to be approved by the Quinton stockholders; or

                  (iii) the Cardiac Stockholder Approval shall not have been obtained at the Cardiac Stockholders Meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to Cardiac if Cardiac's action or failure to act has been a principal cause of or resulted in the failure of the Cardiac Merger to be approved by the Cardiac stockholders; or

                  (iv) the Mergers shall not have been consummated by September 30, 2005 (the "Termination Date"); provided, however, that in the event the Mergers have not been consummated by the Termination Date as a result of the conditions set forth in either Section 9.1(c), (d) or (f) not being satisfied, the Termination Date shall be December 31, 2005; provided, further, that the right to terminate this Agreement under this Section 10.1(b)(iv) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

            (c) by Quinton, if a breach of any representation, warranty, covenant or agreement on the part of Cardiac set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 9.2(a) or
(b) not to be satisfied, and either such condition shall be incapable of being satisfied or such breach or failure to perform has not been cured within 30 days after notice of such breach or failure to perform has been given by Quinton to Cardiac;

            (d) by Cardiac, if a breach of any representation, warranty, covenant or agreement on the part of Quinton set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 9.3(a) or
(b) not to be satisfied, and either such condition shall be incapable of being satisfied or such breach or failure to perform has not been cured within 30 days after notice of such breach or failure to perform has been given by Cardiac to Quinton;

            (e) by Cardiac, (i) if Quinton's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Quinton Recommendation in a manner materially adverse to Cardiac, (B) failed to make the Quinton Recommendation, or (C) approved or recommended to the stockholders of Quinton an Acquisition Proposal; (ii) if an Acquisition Proposal shall have been announced or otherwise publicly known and Quinton's Board of Directors shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance of such Acquisition Proposal involving a tender offer or exchange offer by its stockholders) or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within ten (10) Business Days of the first announcement or other public knowledge of such Acquisition Proposal; or (iii) if there has been a willful and material breach by Quinton of Section 7.4;

            (f) by Quinton, (i) if Cardiac's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Cardiac Recommendation in a manner materially adverse to Quinton, (B) failed to make the Cardiac Recommendation or (C) approved or recommended to the stockholders of Cardiac an Acquisition Proposal; (ii) if an Acquisition Proposal shall have been announced or otherwise publicly known and Cardiac's Board of Directors shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance of such Acquisition Proposal involving a tender offer or exchange offer by its stockholders) or (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within ten (10) Business Days of the first announcement or other public knowledge of such Acquisition Proposal; or (iii) if there has been a willful and material breach by Cardiac of
Section 7.4;

            (g) subject to Section 10.4(c), by Cardiac pursuant to Section 7.4(d) as a result of a Superior Proposal relating to Cardiac; and

            (h) subject to Section 10.4(c), by Quinton pursuant to Section 7.4(d) as a result of a Superior Proposal relating to Quinton.

            Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 (including any such termination by way of Section 7.4(d)), there shall be no liability or obligation on the part of Cardiac or Quinton, or any of their respective officers, directors, stockholders, agents or Affiliates, except as set forth in Sections 10.2, 10.3 and 10.4 of this Agreement, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, neither Quinton nor Cardiac shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement, except that the payment of the termination fee pursuant to Section
10.4 shall be in lieu of any and all liabilities or damages arising out of such party's material breach or material failure to perform its obligations under this Agreement.

            Section 10.3 Expenses. Whether or not the Mergers are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that each of Quinton and Cardiac shall bear and pay one-half of the filing and printing fees incurred in connection the Registration Statement and Joint Proxy Statement/Prospectus and the filing fees required under the HSR Act.

            Section 10.4 Termination Fee.

            (a) Quinton shall pay to Cardiac a termination fee in the amount of $4,000,000 if this Agreement is terminated solely as follows:

                  (i) if Cardiac shall terminate this Agreement pursuant to
Section 10.1(e);

                  (ii) if Quinton shall terminate this Agreement pursuant to
Section 10.1(h); or

                  (iii) if (A) Quinton terminates this Agreement pursuant to
Section 10.1(b)(ii), (B) prior to such termination, any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Cardiac, shall have made an Acquisition Proposal or shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal and
(C) Quinton enters into a definitive agreement with respect to, or consummates, a transaction contemplated by such Acquisition Proposal within twelve (12) months of the date this Agreement is terminated.

            (b) Cardiac shall pay to Quinton a termination fee in the amount of $4,000,000 if this Agreement is terminated solely as follows:

                  (i) if Quinton shall terminate this Agreement pursuant to
Section 10.1(f);

                  (ii) if Cardiac shall terminate this Agreement pursuant to
Section 10.1(g); or

                  (iii) if (A) Cardiac terminates this Agreement pursuant to
Section 10.1(b)(iii), (B) prior to such termination, any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Quinton, shall have made an Acquisition Proposal or shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal and
(C) Cardiac enters into a definitive agreement with respect to, or consummates, a transaction contemplated by such Acquisition Proposal within twelve (12) months of the date this Agreement is terminated.

            (c) The termination fee required to be paid pursuant to Section 10.4 shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to Sections 10.1(g) or (h). Any other payment of the termination fee required to be made shall be made not later than two (2) Business Days after termination of this Agreement or, in the case of any termination fee due under Sections 10.4(a)(iii) or 10.4(b)(iii), within two (2) Business Days after the consummation of such Acquisition Proposal.

                                   ARTICLE XI
                                  MISCELLANEOUS

            Section 11.1 Survival. The representations and warranties contained in this Agreement shall not survive the Effective Time. The covenants contained in Articles II, III, X and XI shall survive the Effective Time.

            Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon receipt if delivered personally, (b) upon confirmation if given by facsimile or (c) on the first Business Day following dispatch if sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      if to Cardiac, to:      Cardiac Science Inc.
                              1900 Main Street, Suite 700,
                              Irvine, California  92614
                              Attention:  Chief Financial Officer
                              Facsimile:  (949) 851-4416

      with a copy to:         Stradling Yocca Carlson & Rauth
                              660 Newport Center Drive, Suite 1600
                              Newport Beach, California 92660
                              Attention: Shivbir S. Grewal, Esq.

                              Facsimile: (949) 725-4100

      if to Quinton, to:      Quinton Cardiology Systems, Inc.
                              3303 Monte Villa Parkway
                              Bothell, Washington 98021
                              Attention:  Chief Financial Officer
                              Facsimile:  (425) 402-2020

      with a copy to:         Perkins Coie LLP
                              1201 Third Avenue, Suite 4800
                              Seattle, Washington
                              Attention:  Stewart M. Landefeld, Esq. and
                              Eric A. DeJong, Esq.
                              Facsimile:  (206) 359-9000

            Section 11.3 Amendments; No Waivers.

            (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Quinton and Cardiac or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Quinton Stockholder Approval or Cardiac Stockholder Approval, no such amendment or waiver shall, without the further approval of such stockholders, be made that would require such approval under any applicable Law.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

            Section 11.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Any purported assignment in violation hereof shall be null and void.

            Section 11.5 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without reference to its principles of conflicts of laws.

            Section 11.6 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto. Except as expressly set forth in Section 8.7 (Indemnification), no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.


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
            Section 11.7 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a state court located in Portland, Oregon, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.2 shall be deemed effective service of process on such party.

            Section 11.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

            Section 11.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

            Section 11.10 Attorneys' Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by either party of any of its obligations under this Agreement, the prevailing party shall recover all of such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Section 11.10, attorneys' fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to "reasonable attorneys' fees" as defined in any statute or rule of court.

                           [signature page to follow]


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
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first written above.

                                QUINTON CARDIOLOGY SYSTEMS, INC.


                                By /s/ John R. Hinson
                                   --------------------------------------------
                                   John R. Hinson, President and
                                   Chief Executive Officer

                                RHYTHM ACQUISITION CORPORATION

                                By /s/ John R. Hinson
                                   --------------------------------------------
                                   John R. Hinson, Chief Executive Officer

                                CARDIAC SCIENCE, INC.

                                By /s/ Raymond W. Cohen
                                   --------------------------------------------
                                   Raymond W. Cohen, Chairman and
                                   Chief Executive Officer

                                HEART ACQUISITION CORPORATION

                                By /s/ Raymond W. Cohen
                                   --------------------------------------------
                                   Raymond W. Cohen, President

                               CSQ HOLDING COMPANY

                                By /s/ John R. Hinson
                                   --------------------------------------------
                                   John R. Hinson, Chief Executive Officer

                                Table of Contents

                                                                                  Page
                                                                                  ----
                                    ARTICLE I
                                   DEFINITIONS

Section 1.1      Definitions........................................................2

                                   ARTICLE II
                      TRANSACTIONS AND TERMS OF THE MERGERS

Section 2.1      Mergers............................................................7
Section 2.2      Closing............................................................8
Section 2.3      Effective Time.....................................................8
Section 2.4      Certificates of Incorporation......................................8
Section 2.5      Bylaws.............................................................8
Section 2.6      Officers and Directors.............................................9
Section 2.7      Organization of Holding Company....................................9

                                   ARTICLE III
                  CONVERSION OF SECURITIES AND RELATED MATTERS

Section 3.1      Conversion of Capital Stock.......................................10
Section 3.2      Fractional Shares; Adjustments....................................11
Section 3.3      Exchange of Certificates..........................................11
Section 3.4      Stock Options; ESPP; Warrants.....................................13

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF QUINTON

Section 4.1      Corporate Existence and Power.....................................15
Section 4.2      Corporate Authorization...........................................15
Section 4.3      Governmental Authorization........................................16
Section 4.4      Non-Contravention.................................................16
Section 4.5      Capitalization....................................................16
Section 4.6      Subsidiaries......................................................17
Section 4.7      The Quinton SEC Documents.........................................18
Section 4.8      Financial Statements..............................................18
Section 4.9      No Material Undisclosed Liabilities...............................19
Section 4.10     Information to Be Supplied........................................19
Section 4.11     Absence of Certain Changes........................................20
Section 4.12     Transactions with Affiliates......................................20
Section 4.13     Litigation........................................................20
Section 4.14     Taxes.............................................................20
Section 4.15     Employees and Employee Benefits...................................21
Section 4.16     Compliance with Laws; Sarbanes-Oxley..............................23
Section 4.17     Environmental Matters.............................................24
Section 4.18     Medical Device Regulatory Compliance..............................24
Section 4.19     Intellectual Property.............................................26
Section 4.20     Finders' Fees; Opinion of Financial Advisor.......................27
Section 4.21     Absence of Liens and Encumbrances; Real Property..................27
Section 4.22     Agreements, Contracts and Commitments.............................28
Section 4.23     Customers and Suppliers...........................................29
Section 4.24     S-3 Eligibility...................................................30
Section 4.25     Nasdaq Qualification..............................................30

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF CARDIAC

Section 5.1      Corporate Existence and Power.....................................30

                                Table of Contents
                                  (continued)

                                                                                  Page
                                                                                  ----
Section 5.2      Corporate Authorization...........................................30
Section 5.3      Governmental Authorization........................................31
Section 5.4      Non-Contravention.................................................31
Section 5.5      Capitalization....................................................31
Section 5.6      Subsidiaries......................................................32
Section 5.7      The Cardiac SEC Documents.........................................32
Section 5.8      Financial Statements..............................................33
Section 5.9      No Material Undisclosed Liabilities...............................34
Section 5.10     Information to Be Supplied........................................34
Section 5.11     Absence of Certain Changes........................................34
Section 5.12     Transactions with Affiliates......................................35
Section 5.13     Litigation........................................................35
Section 5.14     Taxes.............................................................35
Section 5.15     Employees and Employee Benefits...................................36
Section 5.16     Compliance with Laws; Sarbanes-Oxley..............................38
Section 5.17     Environmental Matters.............................................39
Section 5.18     Medical Device Regulatory Compliance..............................39
Section 5.19     Intellectual Property.............................................40
Section 5.20     Finders' Fees; Opinion of Financial Advisor.......................42
Section 5.21     Absence of Liens and Encumbrances; Real Property..................42
Section 5.22     Agreements, Contracts and Commitments.............................43
Section 5.23     Customers and Suppliers...........................................44
Section 5.24     S-3 Eligibility...................................................44
Section 5.25     Nasdaq Qualification..............................................45

                                   ARTICLE VI
                               CONDUCT OF BUSINESS

Section 6.1      Interim Operations................................................45

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

Section 7.1      Joint Proxy Statement/Prospectus..................................47
Section 7.2      Quinton Stockholders Meeting......................................48
Section 7.3      Cardiac Stockholders Meeting......................................48
Section 7.4      Acquisition Proposals; Board Recommendation.......................48

                                  ARTICLE VIII
                        COVENANTS OF CARDIAC AND QUINTON

Section 8.1      Commercially Reasonable Efforts...................................50
Section 8.2      Public Announcements..............................................50
Section 8.3      Access to Information; Notification of Certain Matters............50
Section 8.4      Further Assurances................................................51
Section 8.5      Tax Matters.......................................................51
Section 8.6      Section 16 Matters................................................51
Section 8.7      Indemnification...................................................51
Section 8.8      Nasdaq Matters....................................................53
Section 8.9      Holding Company Board of Directors................................53
Section 8.10     Holding Company Officers..........................................53
Section 8.11     Consummation of Senior Note and Warrant Conversion................53

                                   ARTICLE IX
                            CONDITIONS TO THE MERGERS

Section 9.1      Conditions to the Obligations of Each Party.......................53

                                Table of Contents
                                  (continued)

                                                                                  Page
                                                                                  ----
Section 9.2      Conditions to the Obligations of Quinton..........................54
Section 9.3      Conditions to the Obligations of Cardiac..........................55

                                    ARTICLE X
                                   TERMINATION

Section 10.1     Termination.......................................................55
Section 10.2     Effect of Termination.............................................57
Section 10.3     Expenses..........................................................57
Section 10.4     Termination Fee...................................................57

                                   ARTICLE XI
                                  MISCELLANEOUS

Section 11.1     Survival..........................................................58
Section 11.2     Notices...........................................................58
Section 11.3     Amendments; No Waivers............................................59
Section 11.4     Successors and Assigns............................................59
Section 11.5     Governing Law.....................................................59
Section 11.6     Counterparts; Effectiveness; Third Party Beneficiaries............59
Section 11.7     Jurisdiction......................................................60
Section 11.8     Enforcement.......................................................60
Section 11.9     Entire Agreement..................................................60
Section 11.10    Attorneys' Fees...................................................60